Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

by and among

P-D HOLDING CORP.,

EPIQ SYSTEMS, INC.,

PD MERGER CORP.

and

THE SHAREHOLDERS’ REPRESENTATIVE
IDENTIFIED HEREIN

Dated as of January 30, 2004

TABLE OF CONTENTS

ARTICLE I DEFINITIONS
1.1	Definitions
1.2	Other Definitions

ARTICLE II THE TRANSACTIONS
2.1	The Merger
2.2	Effective Time of the Merger
2.3	Effect of Merger
2.4	Closing

ARTICLE III THE SURVIVING CORPORATION
3.1	Articles of Incorporation
3.2	By-Laws
3.3	Directors
3.4	Officers

ARTICLE IV CONVERSION OF SHARES
4.1	Conversion of Shares
4.2	Dissenters’ Rights

ARTICLE V PAYMENT OF MERGER CONSIDERATION
5.1	Merger Consideration
5.2	Initial Payment
5.3	Post-Closing Adjustment

ARTICLE VI CONDITIONS TO CLOSING
6.1	Conditions to Parent’s and Merger Sub’s Obligations
6.2	Conditions to the Company’s Obligations

ARTICLE VII RESERVED

ARTICLE VIII REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY
8.1	Organization; Corporate Power
8.2	Capital Stock and Related Matters
8.3	Authorization; No Breach
8.4	Subsidiaries
8.5	Financial Statements; Accounts Receivable
8.6	Absence of Undisclosed Liabilities
8.7	No Material Adverse Effect
8.8	Absence of Certain Developments
8.9	Assets.
8.10	Contracts and Commitments.
8.11	Intellectual Property Rights.
8.12	Litigation
8.13	Compliance with Laws
8.14	Environmental Matters
8.15	Employees
8.16	Employee Benefit Plans.
8.17	Tax Matters

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8.18	Brokerage
8.19	Bank Accounts
8.20	Affiliate Transactions
8.21	Customers and Suppliers
8.22	Accuracy of Written Due Diligence Materials

ARTICLE IX REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
9.1	Organization and Power
9.2	Authorization
9.3	No Violation
9.4	Governmental Authorities and Consents
9.5	Litigation
9.6	Conduct of Business; Liabilities

ARTICLE X RESERVED

ARTICLE XI ADDITIONAL AGREEMENTS
11.1	Survival
11.2	Indemnification
11.3	Press Release and Announcements
11.4	Expenses
11.5	Further Assurances
11.6	Certain Tax Matters
11.7	Appointment of Shareholders’ Representative
11.8	Collection of Accounts Receivable

ARTICLE XII MISCELLANEOUS
12.1	Amendment and Waiver
12.2	Notices
12.3	Assignment
12.4	Severability
12.5	Interpretation
12.6	Complete Agreement
12.7	Counterparts
12.8	Governing Law
12.9	Schedules
12.10	No Third Party Beneficiaries
12.11	Dispute Resolution

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 30, 2004, is made by and among P-D Holding Corp., an Oregon corporation (the “Company”), EPIQ Systems, Inc., a Missouri corporation (“Parent”), PD Merger Corp., an Oregon corporation (“Merger Sub”), and the Shareholders’ Representative (solely in its capacity as the Shareholders’ Representative) identified in Section 11.7 hereof.

WHEREAS, the respective boards of directors of the Company, Parent and Merger Sub have each determined that it is in the best interests of their respective shareholders for Merger Sub to merge with and into the Company, and, accordingly, each has approved this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth herein;

WHEREAS, consummation of the transactions contemplated hereby requires the approval of (i) the holders of at least a majority of the issued and outstanding shares of the Company’s common stock, no par value per share (the “Company Common Stock”), and (ii) the holders of at least a majority of the issued and outstanding shares of Merger Sub’s common stock, no par value per share (the “Merger Sub Common Stock”); and

WHEREAS, as an inducement to Parent and Merger Sub to enter into this Agreement and consummate the transactions contemplated hereby, certain shareholders of the Company collectively holding 92.37% of the shares of Company Common Stock outstanding as of the date of this Agreement (collectively, the “Controlling Shareholders”) have executed the Related Agreement, pursuant to which, among other things, the Controlling Shareholders have (without limiting any obligations the Company Shareholders may have hereunder, pursuant to law or otherwise) expressly agreed to take certain actions and comply with certain obligations of the Company Shareholders described herein;

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions contained herein, and in order to set forth the terms and conditions of the Merger and the mode of carrying the same into effect, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1                                 Definitions.  For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person.

“Affiliated Group” means any affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law) of which the Company or any of its Subsidiaries is or has been a member.

“Aggregate Base Purchase Price” means $115,000,000.00

“Aggregate Deemed Option Exercise Proceeds” means $5,585.00, which represents the aggregate exercise proceeds that would have been payable to the Company if all Vested Company Options outstanding immediately prior to the Closing had been exercised as of immediately prior to the Closing.

“Aggregate Series A Preferred Purchase Price” means $15,651,075.72, which represents the aggregate Series A Preferred Purchase Price calculated with respect to all shares of Series A Preferred Stock outstanding on the Closing Date and the Series A Preferred Purchase Price with respect thereto.

“Applicable Rate” means the prime rate of interest as published from time to time in The Wall Street Journal.

“Audited September 2003 Financial Statements” means the Company’s consolidated financial statements (including its consolidated balance sheet, income statement and statement of cash flows) as of, and for the twelve-month period ending, September 30, 2003, which financial statements have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby and the requirements of Regulation S-X of the Securities Act of 1933, as amended.

“Cash on Hand” means, as of any time of determination, the Company’s and its Subsidiaries’ actual consolidated cash (bank) balances (net of any bank overdrafts and net of any restricted cash balances), as adjusted (to avoid duplication or for any other appropriate reason) for any deposits in transit, any outstanding checks and any other proper reconciling items, in each case as determined in accordance with GAAP (it being understood that, for the avoidance of doubt, outstanding checks shall include (and Cash on Hand shall be reduced by) the amount of any checks written to recipients of the Tax Bonus Payment but not otherwise delivered to the recipients thereof, or otherwise cleared, as of the Closing).

“Code” means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

“Company Disclosure Schedules” means the disclosure schedules described in Article VIII of this Agreement.

“Company Shareholders” means the holders of the outstanding shares of capital stock of the Company (including holders of Vested Company Options) as of the Closing.

“Confidentiality Agreement” means that certain Confidentiality Agreement, made and entered into as of August 27, 2003, by and between Parent and Poorman-Douglas Corporation (as amended, the “Confidentiality Agreement”).

“Distribution Errors” means any error or omission by the Company or any of its Subsidiaries with respect to any distribution of client funds prior to the Closing, whether in connection with a class action lawsuit, a bankruptcy case or otherwise.

“Deemed Number of Shares Outstanding” means 13,988,344, which represents the aggregate number of shares of Company Common Stock outstanding as of the Closing, plus the number of shares of Company Common Stock issuable upon exercise of the Vested Company Options outstanding as of immediately prior to the Closing.

“Employment Agreements” means, collectively, the employment and non-compete agreements in the form of Exhibits A and B attached hereto.

“Environmental Requirements” means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law, in each case concerning public health and safety, worker health and safety, exposure to hazardous substances or materials, pollution or protection of the environment, each as now in effect.

“Escrow Agent” has the meaning given to such term in the Escrow Agreement.

“Escrow Agreement” means the escrow agreement in the form of Exhibit C attached hereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Aggregate Common Purchase Price” means $ 98,629,509.28, which represents the Final Aggregate Common Purchase Price as estimated by the parties immediately prior to Closing.

“Estimated Per Share Common Price” means $7.05, which represents the Final Per Share Common Price as estimated by the parties immediately prior to Closing.

“Executives” means each of Jeffrey B. Baker and Edward J. Nimmo.

“Final Determination Date” means the date the Closing Statement becomes final and binding on the parties hereto in accordance with Section 5.3(a) hereof.

“Fundamental Representations” means the representations and warranties set forth in Section 8.2 (Capital Stock and Related Matters); the first two sentences of Section 8.3 (Authorization; No Breach); Section 8.4 (Subsidiaries); Section 8.17(b)(ix) (Tax Matters); and Section 8.18 (Brokerage).

“GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“Guaranty” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable for the debt, obligation or other liability of any other Person (other than by endorsements of instruments in the ordinary course of collection), or guaranties of the payment of dividends or other distributions upon the shares of any other Person.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to any Person at any date, without duplication:  (i) all obligations of such Person for borrowed money or in respect of loans or advances, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities, (iii) all obligations in respect of letters of credit and bankers’ acceptances issued for the account of such Person, (iv) all obligations arising from bank overdrafts, (v) all obligations arising from deferred compensation arrangements and all obligations under severance plans or arrangements, bonus plans or similar arrangements payable as a result of the consummation of the transactions contemplated hereby (excluding any unpaid portion of the “Transaction Bonuses” described in Sections 8.6 and 8.8 of the Company Disclosure Schedules, it being understood that any such unpaid amounts shall constitute current liabilities for purposes of determining Net Working Capital and Closing Working Capital), (vi) all obligations of such Person secured by a Lien, (vii) all Guaranties of such Person in connection with any of the foregoing, (viii) all capital lease obligations, (ix) all deferred rent, (x) all indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables incurred in the ordinary course of business which are not more than 30 days past due based on the due date specified in the invoice thereof, or if no due date is specified in the invoice or no invoice exists, then based on past custom and practice), (xi) all other liabilities classified as non-current liabilities in accordance with GAAP as of the date of determination of such Indebtedness (other than any deferred Taxes), and (xii) all accrued interest, prepayment premiums or penalties related to any of the foregoing.  For the avoidance of doubt, Indebtedness shall not include any deferred gain recorded in connection with the sale and leaseback of the Company’s corporate headquarters in September 2003.

“Indemnity Escrow Account” means the indemnity escrow account established pursuant to the terms of the Escrow Agreement.

“Indemnity Escrow Amount” means an amount equal to $10,000,000.00.

“Indemnity Escrow Release Date” means the date that is 18 months after the Closing Date.

“Intellectual Property Rights” means any and all intellectual and industrial proprietary rights of every kind and description, including (i) patents, patent applications, inventions (whether patentable or unpatentable and whether or not reduced to practice), discoveries, improvements, ideas and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (ii) trademarks, service marks, trade dress, trade names, logos, corporate names, and rights in vanity telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all registrations and applications for registration thereof and including all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works, and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) Internet domain names (and all associated content), Internet Web sites and registrations or applications for registration thereof, (vi) computer software (including source code, executable code, data, databases and documentation), (vi) trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, technical data, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), and (viii) claims or causes of action arising out of or related to infringement or misappropriation of any of the foregoing.

“Investment” as applied to any Person means (i) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or ownership interest (including limited liability company interests, partnership interests and joint venture interests) of any other Person and (ii) any capital contribution by such Person to any other Person.

“Knowledge” means, when referring to the “Knowledge” of the Company, or any similar phrase or qualification based on knowledge or awareness with respect to the Company, (i) the actual knowledge of any of Jeff Baker, Edward Nimmo or Paul Meade, and (ii) the knowledge that any such Person referenced in (i) above, as a prudent business person, would have obtained in the conduct of his or her business.

“Lien” means any mortgage, pledge, hypothecation, lien (statutory or otherwise), preference, priority, security interest, community property interest, security agreement, easement, covenant, restriction or other encumbrance of any kind or nature whatsoever.

“Management Agreements” means that certain Transaction and Management Services Agreement, dated as of March 2, 2001, by and between Shawmut Capital Partners, Inc. and Poorman-Douglas Corporation, as amended, and that certain Transaction and Management Services Agreement, dated as of March 2, 2001, by and between Endeavour Capital, LLC and Poorman-Douglas Corporation, as amended.

“Material Adverse Effect” means any material adverse effect or development on the business, operations, assets, liabilities, financial condition, operating results or cash flow of the Company and its Subsidiaries taken as a whole; provided, however, that changes in GAAP and changes in general economic conditions in the United States shall not be considered in determining whether a Material Adverse Effect has occurred.

“Net Working Capital” means, as of any date of determination, the amount by which the Company’s and its Subsidiaries’ total current assets (excluding Cash on Hand and any current deferred Tax assets) on a consolidated basis as of such date exceeds the Company’s and its Subsidiaries’ total current liabilities (including, for the avoidance of doubt, any unpaid portion of the “Transaction Bonuses” described in

Sections 8.6 and 8.8 of the Company Disclosure Schedules, and excluding the current portion of any Indebtedness, the current portion of any deferred gain recorded in connection with the sale and leaseback of the Company’s corporate headquarters in September 2003, and any current deferred Tax liabilities) on a consolidated basis as of such date, determined in accordance with GAAP on a basis consistent with the methodologies, practices and principles used in the preparation of the Audited September 2003 Financial Statements (except as otherwise provided in this definition and without regard to any purchase accounting adjustments arising out of the transactions contemplated hereby); provided that, for purposes of calculating Net Working Capital, the amount of any current asset or current liability with respect to Taxes shall be determined by (x) excluding (except as provided in clause (y) below) any item of deduction or loss arising in connection with or as a result of the transactions contemplated hereby (including any items arising in connection with or as a result of payments with respect to (i) shares of Company Common Stock that have become or will become vested upon or in connection with the consummation of the transactions contemplated hereby, or (ii) Vested Company Options), and (y) including (1) any item of deduction or loss arising in connection with or as a result of the payment of the Tax Bonus Payment, and (2) items of deduction or loss (if any) arising in connection with or as a result of the payment by the Company of no more than $150,000 for insurance premiums with respect to an errors and omissions insurance policy.

“OBCA” means the Oregon Business Corporation Act, as amended from time to time.

“Per Share Escrow Amount” means $0.836, which represents an amount equal to the quotient determined by dividing (i) the sum of (x) the Indemnity Escrow Amount, (y) the Purchase Price Escrow Amount, and (z) the Shareholder Representative Escrow Amount, by (ii) the Deemed Number of Shares Outstanding.

“Permitted Liens” means (i) Liens that are set forth on the Permitted Liens Schedule attached hereto, (ii) Liens for Taxes not delinquent or the validity of which are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established on the Company’s financial statements in accordance with GAAP consistently applied, and (iii) statutory landlord’s, carrier’s, workmen’s, repairmen’s or other similar Liens arising or incurred in the ordinary course of business.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or governmental entity (whether foreign, federal, state, county, city or otherwise and including any instrumentality, division, agency or department thereof).

“Pro Rata Share” means, with respect to a Company Shareholder, the number of shares of Company Common Stock held by such Company Shareholder immediately prior to the Closing, divided by the Deemed Number of Shares Outstanding.

“Purchase Price Escrow Account” means the purchase price escrow account established pursuant to the terms of the Escrow Agreement.

“Purchase Price Escrow Amount” means $1,500,000.00.

“Realty Leases” means all leases, subleases, licenses, concessions and other agreements pursuant to which the Company or any of its Subsidiaries holds any Leased Realty, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or its Subsidiaries thereunder.

“Related Agreement” means that certain Agreement Related to Merger Agreement, dated as of the date hereof, by and among Parent, the Company and those Controlling Shareholders who have signed the signature pages thereto.

“Series A Preferred Purchase Price” means the Original Series A Issue Price (as defined in the Company’s amended and restated articles of incorporation) of a share of Series A Preferred Stock, plus an amount equal to all dividends thereon which are accrued and unpaid as of the Closing.

“Series A Preferred Stock” means the Company’s Series A Preferred Stock, no par value per share.

“Shareholder Representative Escrow Account” means the Shareholder Representative escrow account established pursuant to the terms of the Escrow Agreement.

“Shareholder Representative Escrow Amount” means $200,000 deposited with the Escrow Agent pursuant to the Escrow Agreement to satisfy the expenses of the Shareholder Representative.

“Software” means the software used, relied upon, developed or created by the Company or its Subsidiaries, or any version, improvement, modification, enhancement or derivative thereof, and all software necessary for their respective operations, including all programmer and other documentation, source code, object code and libraries, and all embodiments thereof (whether or not in commercial use), and all Intellectual Property Rights embodied in the foregoing.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which (i) if a corporation, at least 50% of the total voting power of shares of stock entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association, joint venture or other business entity, at least a majority of the partnership, joint venture or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

“Surviving Corporation Common Stock” means the Surviving Corporation’s Common Stock, no par value per share.

“Tax” means any (i) federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; (ii) liability for the payment of any amounts of the type described in clause (i) above arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto); and (iii) liability for the payment of any amounts of the type described in clause (i) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Bonus Payment” means the collective payments made by the Company and its Subsidiaries prior to the Closing to the persons identified on the Tax Bonus Payment Schedule attached hereto in an aggregate amount equal to $5,550,384.11 (which collective payments and aggregate amount reflect reductions (if any) required pursuant to waivers, which reductions became effective upon the failure (if any) to obtain the shareholder approval required by Section 280G of the Code).

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Vested Company Options” means the outstanding options to purchase shares of Company Common Stock, which by their terms have become vested or will become vested upon consummation of the transactions contemplated hereby, which vested options will be cancelled for the consideration specified in Section 5.2(c) and which options are more fully set forth on the Company Options Schedule attached hereto.

1.2                                 Other Definitions.  For purposes of this Agreement, the following terms not defined in Section 1.1 are defined in the following Sections of this Agreement:

Accounting Firm	5.3(a)
Accounts Receivable Shortfall Amount	11.8(a)
Agreement	Recitals
Arbitration Service	12.11(a)
Articles of Merger	2.2
Buyer Parties	11.2(a)
Closing	2.4
Closing Accounts Receivable	11.8(a)
Closing Cash Balance	5.1
Closing Date	2.4
Closing Indebtedness	5.1
Closing Statement	5.3(a)
Closing Working Capital	5.1
Company	Recitals
Company Common Stock	Recitals
Company Expenses	11.4
Company Intellectual Property Rights	8.11(a)
Controlling Shareholders	Recitals
Deductible Amount	11.2(a)(i)
Disputes	12.11(a)
Disputing Person	12.11(b)
Dissenting Shares	4.2(a)
Effective Time	2.2
Final Aggregate Common Purchase Price	5.1
Final Determination	12.11(d)
Final Per Share Common Price	5.1
Final Receivables Settlement Date	11.8(b)
Fleet	11.6(g)
Fleet Purchase Agreement	11.6(g)
Governmental Approvals	6.1(c)
Indemnitee	11.2(d)
Indemnitor	11.2(d)
Initial Statement	5.3(e)
Last Audited Balance Sheet	8.5(a)(i)
Latest Balance Sheet	8.5(a)(iii)
Leased Realty	8.9(b)
Losses	11.2(a)
Material Contracts	8.10(b)
Material Customer	8.21
Material Supplier	8.21
Merger Sub Common Stock	Recitals
Merger Sub	Recitals

Merger	2.1
Notice of Arbitration	12.11(b)
Notice of Disagreement	5.3(a)
Other Plans	8.16(e)
Parent	Recitals
Permits	8.13
Plans	8.16(g)
Pre-Closing Tax Period	11.6(a)
Profit Sharing Plans	8.16(d)
Related Representations	11.1(a)
Rules	12.11(a)
Seller Parties	11.2(b)
Shareholders’ Representative	11.7(a)
Straddle Period	11.6(b)
Subsequent Collection Period	11.8(b)
Surviving Corporation	2.1
Third-Party Approvals	6.1(b)
Welfare Plans	8.16(b)

ARTICLE II

THE TRANSACTIONS

2.1                                 The Merger.  On and subject to the terms and conditions set forth herein, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”), and the separate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).

2.2                                 Effective Time of the Merger.  The Merger shall become effective as of the time and date of the filing of Articles of Merger meeting the requirements of the OBCA (the “Articles of Merger”) with the Secretary of State of the State of Oregon in accordance with the provisions of the OBCA.  The Articles of Merger shall be filed on the Closing Date.  The date and time when the Merger shall become effective is referred to herein as the “Effective Time.”

2.3                                 Effect of Merger.  At the Effective Time, the Surviving Corporation shall have, without other transfer, all of the rights and properties of the Company and Merger Sub and shall be subject to all the debts and liabilities of the Company and Merger Sub in the same manner as if the Surviving Corporation had itself incurred them.  The Merger shall otherwise have the effect described in the OBCA.

2.4                                 Closing.  The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 200 E. Randolph Drive, Chicago, Illinois, 60601, or at such other place as may be mutually agreeable to Merger Sub and the Company, at 10:00 a.m., local time, on the date hereof (the “Closing Date”).  At the Closing, the parties shall deliver the documents and other items identified in Article VI hereof.

ARTICLE III

THE SURVIVING CORPORATION

3.1                                 Articles of Incorporation.  The articles of incorporation of Merger Sub, as in effect at the Effective Time, shall be the articles of incorporation of the Surviving Corporation immediately after the consummation of the Merger and until duly amended in accordance with applicable law.

3.2                                 By-Laws.  The by-laws of Merger Sub, as in effect at the Effective Time, shall be the by-laws of the Surviving Corporation immediately after the consummation of the Merger.

3.3                                 Directors.  The directors of Merger Sub, as in effect at the Effective Time, shall be the initial directors of the Surviving Corporation immediately after the consummation of the Merger.

3.4                                 Officers.  The officers of Merger Sub, as in effect at the Effective Time, shall be the initial officers of the Surviving Corporation immediately after the Effective Time.  The officers of the Surviving Corporation from and after immediately after the Effective Time shall be as designated from time to time by the directors of the Surviving Corporation.

ARTICLE IV

CONVERSION OF SHARES

4.1                                 Conversion of Shares.  As of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company or the holders of any of the shares or other equity interests thereof:

(a)                                  Each issued and outstanding share of Merger Sub Common Stock shall be converted into one share of Surviving Corporation Common Stock.

(b)                                 Each issued and outstanding share of Series A Preferred Stock shall be converted into the right to receive from the Surviving Corporation an amount equal to the Series A Preferred Purchase Price, which amount shall be payable in accordance with Article V hereof.  All such shares of Series A Preferred Stock, when converted as provided in this Section 4.1(b), shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing such share shall thereafter represent only the right to receive the Series A Preferred Purchase Price, multiplied by the number of shares evidenced by such certificate.

(c)                                  Each issued and outstanding share of Company Common Stock shall be converted into the right to receive from the Surviving Corporation an amount equal to the Final Per Share Common Price, which amount shall be payable in accordance with Article V hereof.  All such shares of Company Common Stock, when converted as provided in this Section 4.1(c), shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing such share shall thereafter represent only the right to receive the Final Per Share Common Price, multiplied by the number of shares evidenced by such certificate.

4.2                                 Dissenters’ Rights.

(a)                                  Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time which are held by Company Shareholders who shall have neither voted in favor of the Merger or this Agreement, nor consented thereto in writing, and who shall have demanded properly in writing the exercise of dissenters’ rights for such outstanding shares of Company Common Stock in accordance with the OBCA (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the consideration described herein.  Such shareholders shall be entitled to receive payment of the value of such shares of Company Common Stock held by them immediately prior to the Effective Time in accordance with the OBCA, except that all Dissenting Shares held by such shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their dissenters’ rights to such shares of Company Common Stock shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the consideration specified herein, without any interest thereon, upon surrender, in the manner provided in Section 5.2 of this Agreement, of the certificate or certificates that formerly evidenced such shares of Company Common Stock.

(b)                                 The Company shall give Parent and Merger Sub (i) prompt notice of any demands for the exercise of dissenters’ rights received by the Company, withdrawals of such demands, and any other instruments served pursuant to the OBCA and received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for the exercise of dissenters’ rights under the OBCA.  The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for the exercise of dissenters’ rights or offer to settle or settle any such demands.

ARTICLE V

PAYMENT OF MERGER CONSIDERATION

5.1                                 Merger Consideration.  The “Final Per Share Common Price” shall be the quotient determined by dividing (a) an amount equal to (i) the Aggregate Base Purchase Price, minus (ii) the Aggregate Series A Preferred Purchase Price, minus (iii) the aggregate amount of the Tax Bonus Payment that has not been paid by the Company or its Subsidiaries to the recipients thereof prior to Closing (it being understood that the amount of any checks written to recipients of the Tax Bonus Payment but not otherwise delivered to the recipients thereof, or otherwise cleared, as of the Closing shall be deemed paid by the Company or its Subsidiaries to the recipients thereof prior to Closing for purposes of this Section 5.1(a)(iii)), plus (iv) the amount of Cash on Hand as of the Closing (the “Closing Cash Balance”), minus (v) the aggregate amount of Indebtedness of the Company and its Subsidiaries as of the Closing (the “Closing Indebtedness”), plus (or minus) (vi) the amount (if any) by which Net Working Capital as of the close of business on the Closing Date (the “Closing Working Capital”) is greater than (or less than) $10,000,000.00, and plus (vii) the Aggregate Deemed Option Exercise Proceeds, by (b) the Deemed Number of Shares Outstanding.  The amount calculated pursuant to clause (a) of this Section 5.1 is referred to herein as the “Final Aggregate Common Purchase Price.”

5.2                                 Initial Payment.

(a)                                  At the Closing, each holder of a share of Series A Preferred Stock shall receive payment from the Surviving Corporation of an amount equal to the product of (x) the Series A Preferred Purchase Price, multiplied by (y) the number of shares of Series A Preferred Stock held by such holder as of the Closing.  Payments contemplated by this Section 5.2(a) shall be made by the Surviving Corporation to each holder of a share of Series A Preferred Stock on the Closing Date, by wire transfer of funds to an account specified by each such holder to Parent at least three business days prior to the Closing, or if no such specification is timely given or in the case of any payment of less than $500,000, by check; provided that each such holder has delivered to the Surviving Corporation the certificates representing such holder’s shares of Series A Preferred Stock (duly endorsed in blank or accompanied by duly executed stock powers with appropriate transfer stamps (if any) affixed thereto).

(b)                                 At the Closing, each holder of shares of Company Common Stock shall receive payment from the Surviving Corporation of an amount equal to the product of (x) the Estimated Per Share Common Price, less the Per Share Escrow Amount, multiplied by (y) the number of shares of Company Common Stock held by such holder as of the Closing.  Payments contemplated by this Section 5.2(b) shall be made by the Surviving Corporation to each holder of shares of Company Common Stock on the Closing Date, by wire transfer of funds to an account specified by each such holder to Parent at least three business days prior to the Closing, or if no such specification is given or in the case of any payment of less than $500,000, by check; provided that each such holder has delivered to the Surviving Corporation the certificates representing such holder’s shares of Company Common Stock (duly endorsed in blank or accompanied by duly executed stock powers with appropriate transfer stamps (if any) affixed thereto).

(c)                                  Following the Closing, each holder of a Vested Company Option shall receive payment from the Surviving Corporation of an amount equal to (i) the Estimated Per Share Common Price, less the Per Share Escrow Amount, multiplied by the number of shares of Company Common Stock into which such Vested Company Options are exercisable as of the Closing, less (ii) the aggregate exercise price of such

Vested Company Options held by such holder.  Payments contemplated by this Section 5.2(c) shall be made by the Surviving Corporation to each holder of Vested Company Options no later than the Surviving Corporation’s first ordinary payroll date after the Closing in accordance with its ordinary and customary payroll practices; provided that such holder has delivered to the Surviving Corporation evidence of the cancellation of such Vested Company Options in exchange for the consideration specified in this Section 5.2(c).

(d)                                 On the Closing Date, Parent shall deliver (or cause to be delivered) the Purchase Price Escrow Amount, the Shareholder Representative Escrow Amount and the Indemnity Escrow Amount to the Escrow Agent for deposit into the Purchase Price Escrow Account, the Shareholder Representative Escrow Account and the Indemnity Escrow Account, respectively, to be established pursuant to the terms of the Escrow Agreement.  Funds held in the Indemnity Escrow Account shall be available on a non-exclusive basis to satisfy amounts owing to the Buyer Parties pursuant to (but without limiting the provisions of) Sections 5.3(d), 5.3(f), 11.2, 11.6 and 11.8 hereof and shall be distributed as provided in the Escrow Agreement.  Funds held in the Shareholder Representative Escrow Account shall be available to satisfy expenses of the Shareholder Representative and shall be distributed as provided in the Escrow Agreement.  Funds held in the Purchase Price Escrow Account shall be distributed as provided in Section 5.3.

(e)                                  The Surviving Corporation shall be entitled to deduct and withhold from any amounts payable under this Section 5.2 all such amounts as the Surviving Corporation may be required to deduct and withhold with respect to the making of any such payments under the Code, the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law.

5.3                                 Post-Closing Adjustment.

(a)                                  Within 60 days following the Closing Date, the Surviving Corporation shall, in good faith, prepare and deliver to the Shareholders’ Representative a statement (in its final and binding form as determined below, the “Closing Statement”) setting forth the Final Per Share Common Price and Final Aggregate Common Purchase Price (and each component thereof).  During the 30-day period immediately following Shareholders’ Representative’s receipt of the Closing Statement, Shareholders’ Representative and its representatives and agents shall be permitted to review the Surviving Corporation’s and its representatives’ working papers related to the preparation of the Closing Statement and determination of the Final Per Share Common Price and Final Aggregate Common Purchase Price (and each component thereof).  The Closing Statement shall become final and binding upon the parties 30 days following Shareholders’ Representative’s receipt thereof, unless Shareholders’ Representative shall give written notice of its disagreement (a “Notice of Disagreement”) to the Surviving Corporation prior to such date.  Any Notice of Disagreement shall specify in reasonable detail the nature and dollar amount of any disagreement so asserted and the Shareholders’ Representative’s calculation of the Final Per Share Common Price and Final Aggregate Common Purchase Price (and each component thereof).  If a timely Notice of Disagreement is received by the Surviving Corporation, then the Closing Statement (as revised in accordance with clause (x) or (y) below) shall become final and binding upon the parties on the earliest of (x) the date the parties resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement, or (y) the date all matters in dispute are finally resolved in writing by the Accounting Firm.  During the 20 days following delivery of a Notice of Disagreement, the Surviving Corporation and Shareholders’ Representative shall seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in the Notice of Disagreement.  Following delivery of a Notice of Disagreement, the Surviving Corporation and its agents and representatives shall be permitted to review Shareholders’ Representative’s and its representatives’ working papers relating to the Notice of Disagreement.  If, at the end of the 20-day period referred to above, the matters in dispute have not been resolved, then the parties shall submit to a mutually satisfactory independent “big-four” accounting firm (the “Accounting Firm”) for review and resolution of all matters (but only such matters) which remain in dispute, and the Accounting Firm shall make a final determination of the Final Per Share Common Price and Final Aggregate Common Purchase Price to the extent such amounts are in dispute, in accordance with the guidelines and procedures set forth in this Agreement.  If the parties are unable to mutually agree on an Accounting Firm, the Surviving Corporation and Shareholders’ Representative shall select a “big-four” Accounting Firm by lot (after excluding Deloitte & Touche LLP).  The parties will cooperate with the Accounting Firm during the term of its engagement.  The Closing Statement and the determination of the Final Per Share Common Price and Final Aggregate Common Purchase Price (and each component thereof) shall become final and binding on the parties on the date the Accounting Firm delivers its final resolution in writing to the parties (which the Accounting Firm shall be instructed to deliver not more than 45 days following submission of such disputed matters).  The fees and expenses of the Accounting Firm shall be allocated by the Accounting Firm between the Surviving Corporation and Shareholders’ Representative based on the merits of such party’s claim with respect to such dispute.

(b)                                 If, on the Final Determination Date, the Closing Statement provides that the Final Aggregate Common Purchase Price is equal to or greater than the Estimated Aggregate Common Purchase Price, then (i) Parent and the Shareholders’ Representative shall no later than three business days after the Final Determination Date, take such actions as are necessary under the Escrow Agreement to cause the Escrow Agent to release to the Company Shareholders, in accordance with the Shareholder Distribution Schedule attached hereto, all amounts then held in the Purchase Price Escrow Account, and (ii) Parent or the Surviving Corporation shall pay to the Company Shareholders, in accordance with the Shareholder Distribution Schedule attached hereto, no later than three business days after the Final Determination Date, in immediately available funds, an amount equal to the sum of (x) the amount (if any) by which the Final Aggregate Common Purchase Price exceeds the Estimated Aggregate Common Purchase Price, and (y) interest on any such excess amount computed at the Applicable Rate in effect from time to time for the period from the Closing Date to the date of such payment.

(c)                                  If, on the Final Determination Date, the Closing Statement provides that the Final Aggregate Common Purchase Price is less than the Estimated Aggregate Common Purchase Price by an amount which is less than the Purchase Price Escrow Amount, then Parent and Shareholders’ Representative shall, no later than three business days after the Final Determination Date, take such actions as are necessary under the Escrow Agreement to cause the Escrow Agent to release to (i) Parent, in immediately available funds from the Purchase Price Escrow Account, an aggregate amount equal to the sum of (x) the amount by which the Estimated Aggregate Common Purchase Price exceeds the Final Aggregate Common Purchase Price, and (y) all income earned in the Purchase Price Escrow Account with respect to such excess, and (ii) the Company Shareholders, in accordance with the Shareholder Distribution Schedule attached hereto, in immediately available funds from the Purchase Price Escrow Account, all amounts remaining in the Purchase Price Escrow Account after payment to Parent of the amount described in Section 5.3(c)(i) above.

(d)                                 If, on the Final Determination Date, the Final Closing Statement provides that the Final Aggregate Common Purchase Price is less than the Estimated Aggregate Common Purchase Price by an amount which is greater than the Purchase Price Escrow Amount, then (i) Parent and Shareholders’ Representative shall, no later than three business days after the Final Determination Date, take such actions as are necessary under the Escrow Agreement to cause the Escrow Agent to release to Parent all amounts then held in the Purchase Price Escrow Account, and (ii) the Company Shareholders shall, in accordance with their Pro Rata Share and within three business days after the Final Determination Date, pay to Parent, in immediately available funds, an aggregate amount equal to the sum of (x) the amount by which the Estimated Aggregate Common Purchase Price exceeds the sum of (aa) Final Aggregate Common Purchase Price and (bb) the Purchase Price Escrow Amount, and (y) interest on such excess computed at the Applicable Rate in effect from time to time for the period from the Closing Date to the date of such payment.  Notwithstanding the foregoing, Parent may, but shall not be obligated to, at any time elect to collect any amounts owing to it pursuant to clause (ii) of this Section 5.3(d) from the Indemnity Escrow Account, and if Parent so elects, Parent and Shareholders’ Representative shall, no later than three business days after Parent delivers notice of such election to the Shareholders’ Representative, take such actions as are necessary under the Escrow Agreement to cause the Escrow Agent to release to Parent from the Indemnity Escrow Account the amount Parent elected to collect therefrom (not to exceed the amount owing to Parent pursuant to clause (ii) of this Section 5.3(d)).

(e)                                  Notwithstanding any other provision of this Section 5.3 to the contrary, if the Closing Statement delivered to the Shareholder’s Representative by the Surviving Corporation pursuant to the first sentence of Section 5.3(a) above (the “Initial Statement”) provides that the Company Shareholders will be entitled to receive funds from the Purchase Price Escrow Account in accordance with the provisions of Sections 5.3(b) or (c) above in an aggregate amount equal to or greater than $500,000, then Parent and Shareholders’ Representative shall, no later than five business days after the Surviving Corporation’s delivery of the Initial Statement, take such actions as are necessary under the Escrow Agreement to cause the Escrow Agent to release to the Company Shareholders, in accordance with the Shareholder Distribution Schedule attached hereto, in immediately available funds from the Purchase Price Escrow Account, the amount the Company Shareholders would be entitled to receive from the Purchase Price Escrow Account determined with reference to the Initial Statement.  Additionally, if the Initial Statement provides that the Company Shareholders will be entitled to receive funds from Parent or the Surviving Corporation pursuant to Section 5.3(b) above, then Parent or the Surviving Corporation shall, no later than five business days after the Surviving Corporation’s delivery of the Initial Statement, pay to the Company Shareholders, in accordance with the Shareholder Distribution Schedule attached hereto, the amount the Company Shareholders would be entitled to receive from Parent or the Surviving Corporation pursuant to Section 5.3(b) above determined with reference to the Initial Statement.  If any payments are made pursuant to this Section 5.3(e), then all payments made pursuant to Sections 5.3(b) and 5.3(c) at the times specified therein shall be appropriately adjusted to reflect the payments made pursuant to this Section 5.3(e).

(f)                                    Notwithstanding any other provision of this Section 5.3 to the contrary, if a Notice of Disagreement delivered to the Surviving Corporation by the Shareholders’ Representative pursuant to Section 5.3(a) above provides that Parent will be entitled to receive funds from the Purchase Price Escrow Account in accordance with the provisions of Sections 5.3(c) or (d) above in an aggregate amount equal to or greater than $500,000, then Parent and Shareholders’ Representative shall, no later than five business days after the delivery of the Notice of Disagreement, take such actions as are necessary under the Escrow Agreement to cause the Escrow Agent to release to Parent, in immediately available funds from the Purchase Price Escrow Account, the amount Parent would be entitled to receive from the Purchase Price Escrow Account determined with reference to the Notice of Disagreement.  Additionally, if the Notice of Disagreement provides that Parent will be entitled to receive funds from the Company Shareholders pursuant to Section 5.3(d) above, then the Company Shareholders shall, in accordance with their Pro Rata Share and within three business days after the date of the delivery of the Notice of Disagreement, pay to Parent, in immediately available funds, an aggregate amount equal to the amount Parent would be entitled to receive from the Company Shareholders pursuant to Section 5.3(d) above determined with reference to the Notice of Disagreement.  Notwithstanding the foregoing, Parent may, but shall not be obligated to, at any time elect to collect any amounts owing to it pursuant to the immediately preceding sentence from the Indemnity Escrow Account, and if Parent so elects, Parent and Shareholders’ Representative shall, no later than three business days after Parent delivers notice of such election to the Shareholders’ Representative, take such actions as are necessary under the Escrow Agreement to cause the Escrow Agent to release to Parent from the Indemnity Escrow Account the amount Parent elected to collect therefrom (not to exceed the amount owing to Parent pursuant to the immediately preceding sentence).  If any payments are made pursuant to this Section 5.3(f), then all payments made pursuant to Sections 5.3(c) and 5.3(d) at the times specified therein shall be appropriately adjusted to reflect the payments made pursuant to this Section 5.3(f).

(g)                                 Any amounts payable under this Section 5.3 shall be subject to all applicable withholding obligations.  The amount of Tax withholding at Closing with regard to shares of restricted Company Common Stock that will vest for Tax purposes at Closing and the amount of Tax withholding at the time of payment set forth in Section 5.2(c) with regard to Vested Company Options has been determined by taking into account the full Estimated Per Share Common Price, notwithstanding that a portion of that Estimated Per Share Common Price will be placed in escrow.

ARTICLE VI

CONDITIONS TO CLOSING

6.1                                 Conditions to Parent’s and Merger Sub’s Obligations.  The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date:

(a)                                  Parent, Merger Sub and the Company shall have received or otherwise obtained all third party consents and approvals that are identified with an asterisk (*) on the attached Restrictions Schedule (collectively, the “Third-Party Approvals”);

(b)                                 Parent, Merger Sub and the Company shall have received or obtained all governmental and regulatory consents, approvals, licenses and authorizations that are necessary for the consummation of the transactions contemplated hereby or for Parent and Surviving Corporation to own the assets and operate the businesses of the Company and its Subsidiaries following the Closing, and the waiting period under the HSR Act shall have expired or been terminated (collectively, the “Governmental Approvals”);

(c)                                  No suit, action or other proceeding shall be pending or, to the Knowledge of the Company, threatened before any court or governmental or regulatory official, body or authority or any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby or declare unlawful any of the transactions contemplated hereby, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affect adversely the right of the Surviving Corporation to own the assets and operate the businesses of the Company and its Subsidiaries following the Closing, or (iv) affect adversely the right of any of the Company or any of its Subsidiaries to own its assets or control its businesses following the Closing, and no such injunction, judgment, order, decree, ruling or charge shall have been entered or be in effect;

(d)                                 The Controlling Shareholders and the Company shall have entered into the Related Agreement, and the Related Agreement shall be in full force and effect as of the Closing and shall not have been amended or modified;

(e)                                  The Shareholders’ Representative and the Escrow Agent shall have entered into the Escrow Agreement, and the Escrow Agreement shall be in full force and effect as of the Closing and shall not have been amended or modified;

(f)                                    Each of the Executives shall have entered into their respective Employment Agreements, and the Employment Agreements shall be in full force and effect as of the Closing and shall not have been amended or modified;

(g)                                 Parent and Merger Sub shall have received from Stoel Rives LLP, special counsel for the Company and the Controlling Shareholders, a customary legal opinion with respect to the matters set forth on Exhibit D attached hereto, which shall be addressed to Parent, Merger Sub and their lender(s) and dated as of the Closing Date;

(h)                                 All agreements regarding voting, transfer or other arrangements related to the capital stock of the Company that are in effect prior to the Closing shall have been terminated and be of no further force and effect;

(i)                                     The Company shall have obtained releases of all Liens (other than any Permitted Liens) relating to the assets and properties of the Company and its Subsidiaries, and the Company shall have obtained and delivered to Parent and Merger Sub and its lender(s) payoff letters with respect to all Indebtedness for borrowed money outstanding as of the Closing;

(j)                                     The Company shall have duly filed the Articles of Merger in accordance with the OBCA;

(k)                                  The number of Dissenting Shares shall not exceed 3.00% of the number of outstanding shares of Company Common Stock;

(l)                                     The Company shall have made the aggregate Tax Bonus Payment to the recipients thereof, and the Company shall have delivered evidence thereof to Parent;

(m)                               None of the payments that Parent, Merger Sub, the Surviving Corporation, the Company, the Company Shareholders or any of their respective Affiliates has made or is obligated to make to a “disqualified individual” (within the meaning of Section 280G(c) of the Code) with respect to the Company and its Subsidiaries pursuant to any agreement, plan understanding or other arrangement (including the vesting of any securities or other property) shall constitute a “parachute payment” within the meaning of Section 280G(b) of the Code, and the Company shall have delivered evidence thereof to Parent; and

(n)                                 At the Closing, the Company shall have delivered to Parent and Merger Sub (i) a certificate signed by the Company in the form of Exhibit E attached hereto, dated the date of the Closing, stating that the conditions specified in subsections (a) through (c) and (h) through (m) have been satisfied as of the Closing; (ii) copies of all Third Party Approvals and Governmental Approvals; (iii) certified copies of the resolutions duly adopted by the Company’s board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby; (iv) good standing (or substantially equivalent) certificates for each of the Company and its Subsidiaries from their respective jurisdictions of incorporation and each jurisdiction in which each of the Company and its Subsidiaries is qualified to do business as a foreign corporation, in each case dated as of a recent date prior to the Closing Date; (v) evidence of the cancellation of the Vested Company Options; (vi) evidence of the termination of the Management Agreements and payment of all amounts due thereunder; (vii) an affidavit stating that the Company is not and has not been a United States real property holding corporation, and (viii) such other documents or instruments as are required to be delivered by the Company Shareholders or the Company at the Closing pursuant to the terms hereof.

6.2                                 Conditions to the Company’s Obligations.  The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date:

(a)                                  Parent, Merger Sub and the Company shall have received or obtained all of the Governmental Approvals;

(b)                                 No suit, action or other proceeding shall be pending before any court or governmental or regulatory official, body or authority wherein an unfavorable injunction, judgment, order, decree or ruling would (i) prevent consummation of the transactions contemplated by this Agreement or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation, and no such injunction, judgment, order, decree or ruling shall be in effect;

(c)                                  Parent and the Escrow Agent shall have entered into the Escrow Agreement, and the Escrow Agreement shall be in full force and effect as of the Closing;

(d)                                 Merger Sub shall have duly filed the Articles of Merger in accordance with the OBCA; and

(e)                                  At the Closing, Parent or Merger Sub shall have delivered to the Shareholders’ Representative (i) a certificate signed by Parent and Merger Sub in the form of Exhibit F attached hereto, dated the date of the Closing, stating that the condition specified in subsection (a) above has been satisfied as of the Closing, (ii) certified copies of the resolutions duly adopted by Parent’s and Merger Sub’s board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby, and (iii) such other documents or instruments as are required to be delivered by Parent or Merger Sub at the Closing pursuant to the terms hereof.

ARTICLE VII

RESERVED

Article VII Intentionally Left Blank.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

As a material inducement to Merger Sub to enter into this Agreement and consummate the transactions contemplated hereby, except as set forth on the attached Company Disclosure Schedules which are more specifically described below (but without limiting Section 12.9), the Company hereby represents and warrants to Parent and Merger Sub as follows:

8.1                                 Organization; Corporate Power.  The Company is a corporation duly organized and validly existing under the laws of the State of Oregon and is qualified to do business and is in good standing in every jurisdiction in which its ownership of property or conduct of business requires it to qualify, except where the failure to so qualify would not have a Material Adverse Effect.  The Company possesses all requisite corporate power and authority and all material licenses, permits and authorizations necessary to own and operate its properties, to carry on its businesses as now conducted and to perform its obligations under this Agreement.  The copies of the Company’s amended and restated articles of incorporation and by-laws which have been furnished to Merger Sub’s special counsel reflect all amendments made thereto at any time prior to the date of this Agreement.  The attached Officers and Directors Schedule sets forth a list all of the officers and directors of the Company and its Subsidiaries.

8.2                                 Capital Stock and Related Matters.  The attached Capitalization Schedule accurately sets forth the authorized and issued outstanding capital stock of the Company and the name of the record holders of any outstanding equity securities of the Company.  Except as set forth on the attached Capitalization Schedule, each Person listed on the attached Capitalization Schedule is the record and beneficial owner of the shares of the Company Common Stock and the Series A Preferred Stock set forth opposite his or its name, free and clear of all Liens, voting agreements, proxies, pledges, transfer restrictions and other arrangements of any kind.  Except as set forth on the attached Capitalization Schedule, the Company does not have outstanding any shares of capital stock, or securities convertible or exchangeable or exercisable for any shares of its capital stock or containing any profit participation features, nor any rights or options or warrants to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its capital stock or any stock appreciation rights or phantom stock plan.  Except as set forth on the attached Capitalization Schedule, the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock.  All of the outstanding shares of the Company’s capital stock have been validly issued and are fully paid and nonassessable.  There are no agreements between the Company’s shareholders with respect to the voting or transfer of the Company’s capital stock or with respect to any other aspect of the Company’s affairs, except as set forth on the attached Capitalization Schedule.

8.3                                 Authorization; No Breach.  The execution, delivery and performance of this Agreement have been duly authorized by the Company, and no other corporate act or proceeding on the part of the Company is necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws relating to or affecting the rights and remedies or creditors generally.  Except as set forth on the attached Restrictions Schedule, the execution and delivery by the Company of this Agreement and the fulfillment of and compliance with the respective terms hereof by the Company do not and will not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default under (whether with or without the passage of time, the giving of notice or both), (c) result in the creation of any Lien upon the Company’s or any of its Subsidiaries’ capital stock or assets pursuant to, (d) give any third party the right to modify, terminate or accelerate any obligation under, (e) result in a violation of, or (f) require any authorization, consent, approval, exemption or other action of or by or notice or declaration to, or filing with, any third party or any court or administrative or governmental body or agency pursuant to, the Company’s or any of its Subsidiaries’ certificate or articles of incorporation or bylaws or other constituent documents, or any law, statute, rule or regulation to which the Company or any of its Subsidiaries or any of the Company Shareholders is subject, or any agreement, instrument, license, permit, order, judgment or decree to which the Company or any of its Subsidiaries or any of the Company Shareholders is subject.

8.4                                 Subsidiaries.  The attached Subsidiary Schedule correctly sets forth the name of each Subsidiary of the Company, the jurisdiction of its incorporation and the Persons owning the outstanding capital stock of such Subsidiary.  Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, possesses all requisite corporate power and authority and all material licenses, permits and authorizations necessary to own its properties and to carry on its businesses as now being conducted and is qualified to do business and is in good standing in every jurisdiction in which its ownership of property or the conduct of business requires it to qualify, except where the failure to so qualify would not have a Material Adverse Effect.  All of the outstanding shares of capital stock or other equity interests of each Subsidiary are duly authorized validly issued, and (if applicable) fully paid and nonassessable, and all such shares are owned by the Company free and clear of all Liens and are not subject to any option or right to purchase any such shares.

8.5                                 Financial Statements; Accounts Receivable.

(a)                                  Attached hereto as the Financial Statements Schedule are true and correct copies of the following financial statements:

(i)                                     the audited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2003 (the “Last Audited Balance Sheet”), and September 30, 2002, and the related consolidated statements of income, consolidated statements of changes in stockholders’ equity and consolidated statements of cash flows (and the accompanying notes thereto) for the fiscal years then ended;

(ii)                                  the audited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2001, and the related consolidated statement of income, consolidated statement of changes in stockholders’ equity and consolidated statement of cash flows (and the accompanying notes thereto) for the period from March 2, 2001, through September 30, 2001; and

(iii)                               the unaudited consolidated balance sheet of the Company and its Subsidiaries as of November 30, 2003 (the “Latest Balance Sheet”), and the related consolidated statements of operations and cash flows for the two-month period then ended.

Each of the foregoing financial statements (including in all cases the notes thereto, if any) is accurate and complete in all material respects, is consistent with the books and records of the Company and its Subsidiaries (which, in turn, are accurate and complete in all material respects) and fairly presents, in all material respects, the financial condition and operating results and cash flows of the Company and its Subsidiaries.  Each of the foregoing financial statements (including in all cases the notes thereto, if any) (x) has been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, subject in the case of the unaudited financial statements to the absence of note disclosures (none of which note disclosures would, alone or in the aggregate, if made in accordance with GAAP be materially adverse to the financial condition, results of operations or cash flow of the Company and its Subsidiaries taken as a whole), and (y) in the case of the financial statements described in Section 8.5(a)(i) above, has been prepared in accordance with the requirements of Regulation S-X of the Securities Act of 1933, as amended.

(b)                                 All accounts receivable reflected on the Latest Balance Sheet represent bona fide sales arising in the ordinary course of business.

8.6                                 Absence of Undisclosed Liabilities.  Except as set forth on the attached Liabilities Schedule, neither the Company nor any of its Subsidiaries has or will have any obligation or liability arising out of any transaction entered into at or prior to the date hereof, or any action or inaction at or prior to the date hereof, or any state of facts existing at or prior to the date hereof, other than: (a) liabilities reflected on the Last Audited Balance Sheet (including any notes thereto), (b) liabilities and obligations which have arisen after the date of the Last Audited Balance Sheet in the ordinary course of business consistent with past practice (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement, violation of law, claim or lawsuit), (c) material obligations under contracts and commitments described on the attached Contracts Schedule or under contracts and commitments entered into in the ordinary course of business consistent with past practice which are not required to be disclosed on such Schedule pursuant to Section 8.10 below (but not liabilities for any breach of any such contract or commitment occurring on or prior to the Closing Date), and (d) other liabilities and obligations expressly disclosed in the other Schedules referred to in this Article VIII.

8.7                                 No Material Adverse Effect.  Except as set forth on the attached Schedule 8.7, since September 30, 2003, there has occurred no fact, event or circumstance which has had or would reasonably be expected to have a Material Adverse Effect.

8.8                                 Absence of Certain Developments.  Except as set forth on the attached Developments Schedule or as specifically contemplated by this Agreement, since September 30, 2003, neither the Company nor any of its Subsidiaries has:

(a)                                  incurred any Indebtedness or other liabilities outside the ordinary course of business consistent with past practice;

(b)                                 declared, set aside or made any payment or distribution of cash or other property to any of its shareholders with respect to such shareholder’s capital stock, or purchased, redeemed or otherwise acquired any shares of its capital stock or other equity securities;

(c)                                  made or granted any bonus or any wage or salary increase to any employee or group of employees (except as required by pre-existing contracts described on the attached Contracts Schedule and except for any bonus or wage increases granted to employees in the ordinary course of business consistent with past practice);

(d)                                 made any commitments for capital expenditures that aggregate in excess of $50,000;

(e)                                  amended its articles of incorporation or by-laws (or similar governing documents);

(f)                                    entered into any material contract other than in the ordinary course of business consistent with past practice, entered into any other material transaction, whether or not in the ordinary course of business or consistent with past practice, or materially changed any business or accounting practice; or

(g)                                 agreed, whether orally or in writing, to do any of the foregoing.

8.9                                 Assets.

(a)                                  Except as set forth on the attached Assets Schedule, the Company or one of its Subsidiaries has good and valid title to, or a valid leasehold interest in, all properties and assets used by it, located on its premises or shown on the Latest Balance Sheet or acquired after the date thereof, free and clear of all Liens (other than properties and assets disposed of for fair consideration in the ordinary course of business since the date of the Latest Balance Sheet and except for Liens disclosed on the Latest Balance Sheet (including any notes thereto) and Permitted Liens).  The Company and each of its Subsidiaries owns or leases or has the valid and enforceable right to use all assets, tangible or intangible, necessary for the conduct of its business as presently conducted.

(b)                                 Neither the Company nor any of its Subsidiaries owns any real property.  The Leased Real Property Schedule attached hereto contains a complete list of all of the Realty Leases for the real property leased, subleased, licensed or otherwise occupied by the Company or any of its Subsidiaries (collectively, the “Leased Realty”).  The Company or one of its Subsidiaries has a valid leasehold interest in each Leased Realty.  Except as set forth on the attached Leased Real Property Schedule, with respect to each Realty Lease:  (i) the Realty Lease is legal, valid, binding, enforceable and in full force and effect; (ii) neither the Company nor any of its Subsidiaries, nor any other party to the Realty Lease is in breach or default, and no event has occurred which, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under the Realty Lease; (iii) there are no disputes, oral agreements or forbearance programs in effect as to the Realty Lease; (iv) neither the Company nor any of its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Realty Lease; (v) each of the Company and its Subsidiaries has delivered to Parent or Merger Sub a true and complete copy of each such Realty Lease document, and in the case of any oral Lease, a written summary of the material terms of such Realty Lease, (vi) no security deposit or portion thereof deposited with respect to such Realty Lease has been applied in respect of a breach or default under such Realty Lease which has not been re-deposited in full; and (vii) none of the Company or its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Realty or any portion thereof.

8.10                           Contracts and Commitments.

(a)                                  Except as expressly contemplated by this Agreement or as set forth on the attached Contracts Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any written or oral:

(i)                                     pension, profit sharing, stock option, employee stock purchase or other plan or arrangement providing for deferred or other compensation to employees, former employees or consultants, or any other employee benefit plan or arrangement, or any collective bargaining agreement or any other contract with any labor union, or severance agreements, programs, policies or arrangements;

(ii)                                  contract for the employment of any officer or other employee on a full-time, part-time, consulting or other basis or contract relating to loans to officers, directors or Affiliates or contract or arrangement with any Affiliate;

(iii)                               contract under which the Company or any of its Subsidiaries has advanced or loaned any other Person amounts in the aggregate exceeding $50,000;

(iv)                              agreement or indenture relating to borrowed money or other Indebtedness or the mortgaging, pledging or otherwise placing a Lien on any material asset or material group of assets of the Company or any of its Subsidiaries;

(v)                                 Guaranty;

(vi)                              lease or agreement under which the Company or any of its Subsidiaries is lessee of or holds or operates any property, real or personal, owned by any other party, except for any lease of real or personal property under which the aggregate annual rental payments do not exceed $50,000;

(vii)                           lease or agreement under which the Company or any of its Subsidiaries is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Company or any of its Subsidiaries;

(viii)                        contract or group of related contracts with the same party or group of affiliated parties, the performance of which involves consideration in excess of $50,000 in the Company’s fiscal year ended September 30, 2003, or in the Company’s current fiscal year to date, other than purchase and sales orders incurred in the ordinary course of business;

(ix)                                assignment, license, indemnification or agreement with respect to any intangible property (including any Intellectual Property Rights) which involves consideration in excess of $50,000 in the Company’s fiscal year ended September 30, 2003, or in the Company’s current fiscal year to date;

(x)                                   agreement with a term of more than six months which is not terminable by the Company or any of its Subsidiaries upon less than 30 days’ notice without penalty and which involves consideration in excess of $50,000 in the Company’s fiscal year ended September 30, 2003, or in the Company’s current fiscal year to date;

(xi)                                contract regarding voting, transfer or other arrangements related to the Company’s capital stock or warrants, options or other rights to acquire any of the Company’s capital stock;

(xii)                             contract or agreement prohibiting it from freely engaging in any business or competing anywhere in the world; or

(xiii)                          any other agreement which involves consideration in excess of $50,000 in the Company’s fiscal year ended September 30, 2003, or in the Company’s current fiscal year to date.

(b)                                 All of the contracts, leases, agreements and instruments set forth or required to be set forth on the Contracts Schedule (the “Material Contracts”) are valid, binding and enforceable against the Company and, to the Company’s Knowledge, against all other parties thereto in accordance with their respective terms and, to the Company’s Knowledge, shall be in full force and effect without penalty in accordance with their terms upon consummation of the transactions contemplated hereby.  Except as set forth on the Contracts Schedule, (i) each of the Company and its Subsidiaries has performed all material obligations required to be performed by it and is not in material default under or in breach of nor in receipt of any written claim of default or breach under any Material Contract; (ii) no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by the Company or any of its Subsidiaries under any Material Contract; (iii) neither the Company nor any of its Subsidiaries has any present expectation or intention of not fully performing all such obligations under Material Contracts; and (iv) the Company has no Knowledge of any breach or anticipated breach by the other parties to any Material Contract.

8.11                           Intellectual Property Rights.

(a)                                  The attached Intellectual Property Schedule contains a complete and accurate list of all (i) patented or registered Intellectual Property Rights owned or used by the Company or any of its Subsidiaries, (ii) pending patent applications and applications for other registrations of Intellectual Property Rights filed by or on behalf of the Company or any of its Subsidiaries, and (iii) material unregistered Intellectual Property Rights owned or used by the Company or any of its Subsidiaries.  The Intellectual Property Schedule generally describes the four material proprietary Software platforms and lists material third-party licensed Software used by the Company and its Subsidiaries.  The Company or one of its Subsidiaries owns and possesses all right, title and interest to, or has the right to use pursuant to a valid and enforceable license, all Intellectual Property Rights and Software identified on the Intellectual Property Schedule and all other Intellectual Property Rights and Software necessary for the operation of the businesses of the Company and its Subsidiaries as presently conducted (collectively the “Company Intellectual Property Rights”).  The Company Intellectual Property Rights are not subject to any Liens, and are not subject to any restrictions or limitations regarding use or disclosure other than pursuant to a written license agreement set forth in the Contracts Schedule or described generally in the Intellectual Property Schedule.

(b)                                 Except as set forth on the attached Intellectual Property Schedule, (i) there have been no written claims made against the Company or any of its Subsidiaries asserting the invalidity, misuse or unenforceability of any of the Company Intellectual Property Rights and, to the Company’s Knowledge, there is no valid basis for any such claim, (ii) neither the Company nor any of its Subsidiaries has received any notices of, and the Company has no Knowledge of, any facts which indicate a likelihood of, any infringement or misappropriation by, or conflict with, any third party with respect to any Intellectual Property Rights, (iii) the conduct of the Company’s and its Subsidiaries’ businesses has not infringed, misappropriated or conflicted with and does not infringe, misappropriate or conflict with any Intellectual Property Rights of other Persons, and (iv) to the Company’s Knowledge, the Company Intellectual Property Rights have not been infringed, misappropriated or conflicted by other Persons.  The Company has no patents and no trademarks or service marks are registered to the Company or any of its Subsidiaries.  The transactions contemplated by this Agreement will not have a Material Adverse Effect on the Company’s or any of its Subsidiaries’ right, title or interest in and to the Company Intellectual Property Rights, and all Company Intellectual Property Rights shall be owned or available for use by the Company and its Subsidiaries on substantially similar terms and conditions immediately after the Closing.

(c)                                  The Company has taken all commercially reasonable measures to maintain and protect all of the Company Intellectual Property Rights so as not to adversely affect the validity or enforceability thereof, and there are no registered Company Intellectual Property Rights.

(d)                                 The Company has taken commercially reasonable measures, consistent with industry standards, to maintain the source code and related documentation and information, and confidentiality of the processes and formulae, research and development results and other information, know-how or trade secrets of the Company and its Subsidiaries, the value of which to the Company and its Subsidiaries is contingent upon maintenance of the confidentiality thereof.

(e)                                  All of the computer firmware, computer hardware, and computer software (whether general or special purpose) and other similar or related items of automated, computerized, and/or software system(s), networks, interfaces, platforms or application used or relied upon by the Company and its Subsidiaries is sufficient for the conduct of the businesses of the Company and its Subsidiaries as they are now operated.

(f)                                    Except as disclosed on the Intellectual Property Schedule, the Company has entered into valid and enforceable written confidentiality agreements with all of its current employees and valid and enforceable written proprietary rights and confidentiality agreements with all of its current independent contractors who have developed, modified, improved, enhanced or had access to the Company Intellectual

Property Rights, and has entered into valid and enforceable written confidentiality agreements with all of its former employees and valid and enforceable written proprietary rights and confidentiality agreements with all of its former independent contractors who, since January 2001, have developed, modified, improved, enhanced or had access to any material Company Intellectual Property Rights, (i) assigning ownership to the Company or its Subsidiaries of all Intellectual Property Rights created or developed by (a) its or their employees within the scope of their employment (whether through assignment agreements or otherwise) or related to the business or research or development of the Company, or (b) independent contractors engaged by the Company or its Subsidiaries within the scope of their contract; and (ii) requiring such employees and independent contractors to maintain the confidentiality of all Company Intellectual Property Rights.  Other than to its employees and independent contractors, and only under the conditions described in the foregoing sentence, the Company and its Subsidiaries have not disclosed to any third party any source code related to any Company Intellectual Property Rights.

(g)                                 Except as set forth on the Intellectual Property Schedule, no former or present employees, officers or directors of the Company or any of its Subsidiaries, hold any right, title or interest directly or indirectly, in whole or in part, in or to any Company Intellectual Property Rights.

8.12                           Litigation.  Except as set forth on the attached Litigation Schedule, there are no (and, during the three years preceding the date hereof, there have not been any) actions, suits, proceedings (including any arbitration proceedings), orders, investigations or claims pending or, to the Company’s Knowledge, threatened against or affecting the Company or any of its Subsidiaries (or to the Company’s Knowledge, pending or threatened against or affecting any of the officers, directors or key employees of the Company or any of its Subsidiaries with respect to the business or proposed business activities of the Company or any of its Subsidiaries), or pending or threatened by the Company or any of its Subsidiaries against any Person, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality.  Neither the Company nor any of its Subsidiaries is subject to any judgment, order or decree of any court or other governmental agency.

8.13                           Compliance with Laws.  Except as set forth on the attached Compliance Schedule:  Each of the Company and its Subsidiaries has, during the past five years, materially complied and is in material compliance with all applicable laws, ordinances, codes, rules, requirements and regulations of foreign, federal, state and local governments and all agencies thereof relating to the operation of its business and the maintenance and operation of its properties and assets, including all Environmental Requirements.  No written notices have been received by, and no claims have been filed against, the Company or any of its Subsidiaries alleging a violation of any such laws, ordinances, codes, rules, requirements or regulations.  Each of the Company and its Subsidiaries holds and is in material compliance with all material permits, licenses, bonds, approvals, certificates, registrations, accreditations and other authorizations of all foreign, federal, state and local governmental agencies required for the conduct of its business as currently conducted and the ownership of its properties (collectively, “Permits”), and the attached Permits Schedule sets forth a list of all of such material Permits.  No notices have been received by the Company or any of its Subsidiaries alleging the failure to hold any of the foregoing.  Except as set forth on the attached Permits Schedule, all of such permits, licenses, bonds, approvals, accreditations, certificates, registrations and authorizations will be available for use by the Surviving Corporation and its Subsidiaries immediately after the Closing.

8.14                           Environmental Matters.  Except as set forth on the attached Environmental Schedule:

(a)                                  Neither the Company nor any of its Subsidiaries have received any written notice, written report or written information regarding any actual or alleged violation of Environmental Requirements or any liabilities or potential liabilities relating to its or its predecessors’ facilities or operations arising under Environmental Requirements.

(b)                                 Neither this Agreement nor the consummation of the transactions contemplated hereby will result in any obligations for site investigation or cleanup, or notification to or consent of any government agencies or third parties under any Environmental Requirements.

(c)                                  To the Company’s Knowledge, none of the following exists at any property or facility occupied or operated by the Company or any of its Subsidiaries: (i) underground storage tanks; (ii) asbestos-containing material in any form or condition; (iii) materials or equipment containing polychlorinated biphenyls; or (iv) landfills, surface impoundments or other disposal areas.

(d)                                 Neither the Company nor any of its Subsidiaries, predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance or owned, occupied or operated any facility or property (and no such property or facility is contaminated by any such substance) so as to give rise to any current or future liabilities (including any liability for response costs, corrective action costs, personal injury, natural resource damages, property damage or attorneys fees or any investigative, corrective or remedial obligations) pursuant to any Environmental Requirements.

(e)                                  Neither the Company nor any of its Subsidiaries has, either expressly or by operation of law, assumed or undertaken any liability or corrective, investigatory or remedial obligation of any other Person relating to any Environmental Requirements.

(f)                                    The Company has furnished to Parent all environmental audits, reports and other material environmental documents relating to the Company’s or its Subsidiaries, Affiliates’ or predecessors’ past or current properties, facilities or operations which are in their possession or under their reasonable control.

(g)                                 None of the Company or any of its Subsidiaries, predecessors or Affiliates is subject to any liabilities arising from, relating to, or based on the presence or alleged presence of asbestos or asbestos-containing materials in any product or item manufactured, sold, marketed, installed, stored, transported, handled or distributed at any time by the Company or any of its Subsidiaries, predecessors or Affiliates, or otherwise based on the presence or alleged presence of asbestos or asbestos-containing materials at any property or facility, including any liabilities arising from, relating to or based on any personal or bodily injury or illness.

8.15                           Employees.  The attached Employees Schedule sets forth the name and current annual salary of each of the Company’s and any of its Subsidiaries’ employees.  Except as set forth on the attached Employees Schedule, to the Company’s Knowledge, no executive or key employee of the Company or any of its Subsidiaries or any group of employees of the Company or any of its Subsidiaries have any plans to terminate employment with the Company or any of its Subsidiaries.

8.16                           Employee Benefit Plans.

(a)                                  The Company does not contribute to or have any obligation to contribute to (or any other liability, including current or potential withdrawal liability, with respect to) any “multiemployer plan” (as defined in Section 3(37) of ERISA).

(b)                                 Except as set forth on the attached Employee Benefits Schedule under the heading “Welfare Plans” (the “Welfare Plans”), the Company does not maintain or have any obligation to contribute to (or any other material liability with respect to) any plan or arrangement, whether or not terminated, which provides medical, health, life insurance or other welfare-type benefits including “employee welfare benefit plans” (as defined in Section 3(1) of ERISA).  No Welfare Plan provides medical or life insurance benefits to current or future retired or terminated employees (except for limited continued medical benefit coverage required to be provided under Section 4980B of the Code or as required under applicable state law).

(c)                                  The Company does not maintain, contribute to or have any liability or potential liability under (or with respect to) any employee benefit plan which is a “defined benefit plan” (as defined in Section 3(35) of ERISA), whether or not terminated.

(d)                                 Except as set forth on the Employee Benefits Schedule under the heading “Profit Sharing Plans” (the “Profit Sharing Plans”), the Company does not maintain, contribute to or have any liability or potential liability under (or with respect to) any employee benefit plan which is a “defined contribution plan” (as defined in Section 3(34) of ERISA), whether or not terminated.

(e)                                  Except as set forth on the Employee Benefits Schedule under the heading “Other Plans” (the “Other Plans”), the Company does not maintain, contribute to or have any material liability or potential liability under (or with respect to) any plan, program or arrangement providing benefits to current or former employees, including any bonus plan, plan for deferred compensation, retirement, severance, sick leave, employee health or other welfare benefit plans, programs or other arrangements, whether or not terminated.

(f)                                    For purposes of this Section 8.16, the term “Company” includes all entities treated as a single employer with the Company pursuant to Section 414 of the Code.

(g)                                 With respect to the Welfare Plans, the Profit Sharing Plans and the Other Plans set forth on the Employee Benefits Schedule (collectively, the “Plans”), all required payments, premiums, contributions, reimbursements or accruals required for all periods ending prior to or as of the Closing shall have been timely made or properly accrued on the Latest Balance Sheet.  None of the Plans has any unfunded liabilities which are not reflected on the Latest Balance Sheet.

(h)                                 The Plans and all related trusts, insurance contracts and funds have been maintained, funded and administered in compliance in all material respects with their terms and with the applicable provisions of ERISA, the Code and other applicable laws.  Neither the Company nor, to the Company’s Knowledge, any trustee or administrator of any Plan, has engaged in any transaction with respect to the Plans which would subject the Company or any trustee or administrator of the Plans, or any party dealing with any such Plan, nor do the transactions contemplated by this Agreement constitute transactions which would subject any such party, to either a civil penalty assessed pursuant to Section 502(i) of ERISA or the tax or penalty on prohibited transactions imposed by Section 4975 of the Code.  No actions, suits or claims with respect to the assets of the Plans (other than routine claims for benefits) are pending or, to the Company’s Knowledge, threatened which could result in or subject the Company to any material liability, and there are no circumstances which would give rise to or be expected to give rise to any such actions, suits or claims.

(i)                                     Each of the Plans which is intended to be qualified under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service that such plan is qualified under Code Section 401(a), and nothing has occurred since the date of such determination that could adversely affect the qualified status of any such Plan.

8.17                           Tax Matters.

(a)                                  Except as set forth on the attached Taxes Schedule, the Company and each Subsidiary has timely filed all Tax Returns required to be filed by it, and each such Tax Return has been prepared in material compliance with all applicable laws and regulations.  Except as set forth on the attached Taxes Schedule, all Taxes due and payable by the Company and its Subsidiaries have been paid, and the Company and its Subsidiaries have withheld and paid over to the appropriate taxing authority all Taxes which they are required to withhold from amounts paid or owing to any employee, stockholder, creditor or other third party.

(b)                                 Except as set forth on the attached Taxes Schedule: (i) neither the Company nor any of its Subsidiaries has requested or been granted an extension of the time for filing any Tax Return which has not yet been filed; (ii) neither the Company nor any of its Subsidiaries has consented to extend to a date later than the date hereof the time in which any Tax may be assessed or collected by any taxing authority; (iii) no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Tax has been proposed, asserted or assessed by any taxing authority against the Company or any Subsidiary; (iv) the Company and its Subsidiaries have filed all required Tax Returns in all jurisdictions in which the Company or any Subsidiary is subject to Tax; (v) there are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company or any of its Subsidiaries; (vi) neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions occurring at or prior to the Closing or any excess loss account in existence at Closing described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date; (vii) neither the Company nor any of its Subsidiaries has been a member of an Affiliated Group other than one of which the Company was the common parent, or filed or been included in a combined, consolidated or unitary income Tax Return, other than one filed by the Company; (viii) neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation or Tax sharing agreement; and (ix) neither any of the Company Shareholders nor the Company or any of its Subsidiaries (or any of their employees) is a party to any agreement, contract, plan or other arrangement that has resulted or would result, separately or in the aggregate, in the payment of any “parachute payments” within the meaning of Section 280G of the Code (as a result of the consummation of the transactions contemplated hereby or otherwise).

(c)                                  The unpaid Taxes of the Company and its Subsidiaries (A) did not, as of the date of the Last Audited Balance Sheet, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Last Audited Balance Sheet (rather than in any notes thereto), and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns.  Since the date of the Last Audited Balance Sheet, neither the Company nor any Subsidiary has incurred any liability for Taxes outside the ordinary course of business, other than that created by the transactions contemplated hereby.

8.18                           Brokerage.  Except as set forth on the attached Brokerage Schedule, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon any of the Company Shareholders, the Company or any of its Subsidiaries.

8.19                           Bank Accounts.  The Bank Account Schedule attached hereto lists all of the Company’s and its Subsidiaries’ bank accounts (designating each authorized signatory and the level of each signatory’s authorization).

8.20                           Affiliate Transactions.  Except as set forth on the attached Affiliated Transactions Schedule, no officer, director, shareholder or Affiliate of the Company or any of its Subsidiaries or, to the Company’s Knowledge, any individual related by blood, marriage or adoption to any such individual or any employee or any Person in which any such Person owns any beneficial interest, is a party to any agreement, contract, commitment or transaction with the Company or any of its Subsidiaries or has any interest in any property used by the Company or any of its Subsidiaries.

8.21                           Customers and Suppliers.  The Customers and Suppliers Schedule attached hereto sets forth (a) a list of the top ten customers of the Company and its Subsidiaries (on a consolidated basis) by dollar volume of products and services provided to such customers (each, a “Material Customer”), and (b) a list of the top ten suppliers of the Company and its Subsidiaries (on a consolidated basis) by dollar volume of purchases from such suppliers (each, a “Material Supplier”), in each case for the fiscal year ended September 30, 2003. Neither the Company nor any of its Subsidiaries has received any written indication from any Material Customer to the effect that such customer will materially change the terms of its relationship with the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries has received any written indication from any Material Supplier to the effect that such supplier will materially change the terms of its relationship with the Company or any of its Subsidiaries.  None of the Company’s or its Subsidiaries referral sources (including law firms) have indicated in writing to the Company or its Subsidiaries that it is not satisfied with the Company’s and its Subsidiaries’ legal or presentment services or relationships with the Company’s and its Subsidiaries’ customers or that such referral sources will suggest or otherwise counsel that their customers and clients engage the Company’s and its Subsidiaries’ competitors rather than the Company and its Subsidiaries.

8.22                           Accuracy of Written Due Diligence Materials.  Neither this Article VIII nor the Company Disclosure Schedules, taken as a whole, contain any untrue statement of a material fact or omits any material fact required to be stated therein or necessary, in the context in which made, to make the statements herein or therein not materially false or misleading.

ARTICLE IX

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

As an inducement to the Company to enter into this Agreement and consummate the transactions contemplated hereby, Parent and Merger Sub hereby represent and warrant to the Company as follows:

9.1                                 Organization and Power.  Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri.  Merger Sub is a corporation duly organized and validly existing under the laws of the State of Oregon.  Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The copies of Parent’s articles of incorporation and by-laws which have been furnished to the Company’s special counsel reflect all amendments made thereto at any time prior to the date of this Agreement.  The copies of Merger Sub’s articles of incorporation and by-laws which have been furnished to the Company’s special counsel reflect all amendments made thereto at any time prior to the date of this Agreement.

9.2                                 Authorization.  The execution, delivery and performance of this Agreement by Parent and its consummation of the transactions contemplated hereby have been duly and validly authorized by Parent, and no other corporate act or proceeding on the part of Parent is necessary to authorize the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Merger Sub and its consummation of the transactions contemplated hereby have been duly and validly authorized by Merger Sub, and no other corporate act or proceeding on the part of Merger Sub or its sole shareholder is necessary to authorize the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and this Agreement constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against each in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws relating to or affecting the rights and remedies or creditors generally.

9.3                                 No Violation.  Neither Parent nor Merger Sub is subject to or obligated under its articles of incorporation or by-laws, or any applicable law, rule or regulation of any governmental authority, or any agreement, instrument, license or permit, or is subject to any order, writ, injunction or decree, which would be breached or violated by its execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

9.4                                 Governmental Authorities and Consents.  No permit, consent, approval or authorization of, or declaration to or filing with, any governmental or regulatory authority or any other Person is required in connection with the execution, delivery or performance of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the transactions contemplated hereby.

9.5                                 Litigation.  There are no actions, suits, proceedings, orders or investigations pending or, to Parent’s knowledge, threatened against or affecting Parent or Merger Sub, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would materially and adversely affect Parent’s or Merger Sub’s performance under this Agreement or the consummation of the transactions contemplated hereby.

9.6                                 Conduct of Business; Liabilities.  Except in connection with the transactions contemplated hereby, Merger Sub has not conducted any business, incurred any expenses, obligations or liabilities or entered into any contracts or agreements.

ARTICLE X

RESERVED

Article X intentionally left blank.

ARTICLE XI

ADDITIONAL AGREEMENTS

11.1                           Survival.  The representations and warranties in this Agreement, the Related Agreement or in any writing delivered by any party to another party in connection with this Agreement shall survive the Closing as follows:

(a)                                  the Fundamental Representations, the representations and warranties in Section 11 of the Related Agreement (the “Related Representations”), the representations and warranties in Section 8.1 (Organization; Corporate Power) and Section 8.17 (Tax Matters), and the representations and warranties in Section 9.1 (Organization and Power) and Section 9.2 (Authorization), shall terminate when the applicable statutes of limitations with respect to the liabilities in question expire (after giving effect to any extensions or waivers thereof), plus ninety (90) days;

(b)                                 the representations and warranties in Section 8.13 (Compliance with Laws) and Section 8.14 (Environmental Matters) shall terminate on the date that is the three year anniversary of the Closing Date; and

(c)                                  all other representations and warranties in this Agreement or in any writing delivered by any party to another party in connection with this Agreement shall terminate on the Indemnity Escrow Release Date;

provided that any representation or warranty in respect of which indemnity may be sought under Section 11.2 below, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 11.1 if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity (including a reasonable estimate of the amount of Losses which the notifying party may suffer, sustain or become subject to, as a result of, in connection with or by virtue of such breach, or if the notifying party is unable to determine a reasonable estimate thereof, a statement to such effect) shall have been given in good faith to the party against whom such indemnity may be sought prior to such time (regardless of when the Losses in respect thereof may actually be incurred).

11.2                           Indemnification.

(a)                                  Each Company Shareholder, severally in proportion to its Pro Rata Share and not jointly, agrees to and shall indemnify Parent, the Surviving Corporation and their respective Affiliates, stockholders, officers, directors, employees, agents, successors and assigns (collectively, the “Buyer Parties”) and save and hold each of them harmless against any loss, liability, claim, damage or expense (including interest, penalties, reasonable attorneys’ fees and expenses and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing) (collectively, “Losses”), which any such Buyer Party may suffer, sustain or become subject to, as a result of, in connection with or by virtue of: (1) any breach by the Company of any representation or warranty made by the Company in this Agreement or in any of the certificates or other instruments or documents furnished by the Company pursuant to this Agreement (including the certificate contemplated by Section 6.1(n)(i) hereof); (2) any non-fulfillment or breach by the Company of any covenant or agreement required to be performed by the Company under this Agreement; (3) any Distribution Errors; or (4) any of the matters set forth on the Indemnification Schedule attached hereto; provided that:

(i)                                     the Company Shareholders shall not have any liability under clause (1) of this Section 11.2(a) (other than with respect to the Fundamental Representations) unless the aggregate of all Losses relating thereto for which the Company Shareholders would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to $850,000.00 (the “Deductible Amount”), and then the Company Shareholders shall only be liable for all such Losses in excess of the Deductible Amount; provided that no claim for indemnification by any Buyer Party arising under Section 11.2(a)(1) (other than with respect to the Fundamental Representations) shall be asserted where the amount that would otherwise be payable by the Company Shareholders hereunder relating to such claim is less than $10,000;

(ii)                                  the Company Shareholders’ aggregate liability under clause (1) of this Section 11.2(a) (other than with respect to the Fundamental Representations or in connection with any action or claim based upon fraud) shall in no event exceed $10,000,000.00 (with it being understood, however, that notwithstanding anything to the contrary in this Agreement, the maximum aggregate liability of any Company Shareholder for any Losses arising under this Agreement or the Related Agreement (including, for the avoidance of doubt, any Losses arising with respect to any breach of any Related Representation) shall be the amount of the aggregate proceeds actually received by such Company Shareholder in connection herewith); and

(iii)                               the Company Shareholders shall not have any liability under clause (3) of this Section 11.2(a) unless written notice of the events giving rise to such right of indemnity (including a reasonable estimate of the amount of Losses which the notifying party may suffer, sustain or become subject to, as a result of, in connection with or by virtue of such breach, or if the notifying party is unable to determine a reasonable estimate thereof, a statement to such effect) is given in good faith to the Shareholders’ Representative prior to the Indemnity Escrow Release Date.

Each Company Shareholder (for itself and not for any other Company Shareholder) agrees to and shall indemnify the Buyer Parties and save and hold each of them harmless against any Losses which any such Buyer Party may suffer, sustain or become subject to, as a result of, in connection with or by virtue of: (1) any breach by such Company Shareholder of any Related Representation; or (2) any non-fulfillment or breach by such Company Shareholder of any covenant or agreement required to be performed by him or it under this Agreement or the Related Agreement.

(b)                                 Parent and the Surviving Corporation agree to and shall indemnify the Company Shareholders and their respective Affiliates, stockholders, officers, directors, employees, agents, successors and assigns (collectively, the “Seller Parties”) and hold them harmless against any Losses which the Seller Parties may suffer, sustain or become subject to, as a result of, in connection with or by virtue of: (1) any breach by Parent or Merger Sub of any representation or warranty made by Parent or Merger Sub in this Agreement or in any of the certificates or other instruments or documents furnished by Parent or Merger Sub pursuant to this Agreement (including the certificate contemplated by Section 6.2(f)(i) hereof); or (2) any non-fulfillment or breach by Parent or Merger Sub of any covenant or agreement required to be performed by Parent or Merger Sub under this Agreement.

(c)                                  Any indemnification of the Buyer Parties or the Seller Parties pursuant to this Section 11.2 shall be effected by wire transfer of immediately available funds from one or more of the indemnifying parties to an account designated by the applicable Buyer Party or Seller Party, as the case may be, within ten days after the determination thereof.  Any such indemnification payments shall include interest at the Applicable Rate calculated on the basis of the actual number of days elapsed over 365, from the date any such Loss is suffered or sustained to the date of payment.  Any amounts owing from any Company Shareholder(s) pursuant to this Section 11.2 (including, for the avoidance of doubt, any amounts owing with respect to Losses related to any breach of any Related Representation) or Section 11.6 shall first be made to the extent possible from the Indemnity Escrow Account (but not the Purchase Price Escrow Account) and thereafter shall be made directly by the Company Shareholder(s) in accordance with the terms of this Section 11.2(c). All indemnification payments made pursuant to this Section 11.2 shall be deemed adjustments to the purchase price.

(d)                                 Any Person making a claim for indemnification under this Section 11.2 (an “Indemnitee”) shall notify the indemnifying party (an “Indemnitor”) of the claim in writing within fifteen (15) business days after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party), describing the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent that such failure shall have caused the damages for which the Indemnitor is obligated to be greater than such damages would have been had the Indemnitee given the Indemnitor prompt notice hereunder.  Any Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the defense thereof by appointing counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided that, prior to the Indemnitor assuming control of such defense it shall first verify to the Indemnitee in writing that such Indemnitor shall be responsible (with no reservation of any rights) for all liabilities and obligations relating to such claim for indemnification (subject to the dollar limitations otherwise set forth in Section 11.2(a)(i) and Section 11.2(a)(ii) herein) and that it shall provide indemnification (subject to the dollar limitations otherwise set forth in Section 11.2(a)(i) and Section 11.2(a)(ii) herein) to the Indemnitee with respect to such action, lawsuit, proceeding, investigation or other claim giving rise to such claim for indemnification hereunder; and provided further, that:

(A)                              the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be borne by the Indemnitee (other than any reasonable fees and expenses of such separate counsel that are incurred prior to the date the Indemnitor effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by the Indemnitor, and except that the Indemnitor shall pay all of the reasonable fees and expenses of such separate counsel if the Indemnitee has been reasonably advised by its counsel that a reasonable likelihood exists of a conflict of interest between the Indemnitor and the Indemnitee);

(B)                                the Indemnitor shall not be entitled to assume control of such defense and shall pay the reasonable fees and expenses of counsel retained by the Indemnitee if (1) the claim for indemnification relates to or arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation; (2) the claim primarily seeks an injunction or equitable relief against the Indemnitee; (3) the Indemnitee has been reasonably advised by its counsel in writing that a reasonable likelihood exists of a conflict of interest between the Indemnitor and the Indemnitee; or (4) upon petition by the Indemnitee, the appropriate court rules that the Indemnitor failed or is failing to vigorously prosecute or defend such claim; and

(C)                                if the Indemnitor shall control the defense of any such claim, the Indemnitor shall obtain the prior written consent of the Indemnitee before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim, without prejudice.

(e)                                  The amount of damages for which any Person may be liable under this Section 11.2 shall be the net amount of the damages suffered by the Buyer Parties or the Seller Parties, as the case may be, after deducting (i) all insurance proceeds, if any, actually received by the applicable Buyer Party or Seller Party, as the case may be, less any increase in the annual premiums to such Person as a result of such claim for insurance proceeds in the immediately succeeding year, and (ii) any net Tax benefits actually received by the Indemnitee with respect to Loss being indemnified.

(f)                                    Notwithstanding anything to the contrary in this Agreement, for purposes of the indemnification provisions in this Section 11.2, the determination of (i) whether any representation or warranty has been breached, and (ii) the amount of any Losses with respect to any such breach, shall be made without giving effect to any “Material Adverse Effect” qualification or any materiality qualification contained in the representations or warranties herein, except for the representations and warranties set forth in Section 8.5 (Financial Statements; Accounts Receivable), Section 8.7 (No Material Adverse Effect) and Section 8.22 (Accuracy of Written Due Diligence Materials) for which such qualifications shall be given effect.

(g)                                 Subject to the terms of Section 12.11(e), except for claims of fraud, the indemnities provided in this Section 11.2 shall be the exclusive remedy of the parties (including the Buyer Parties and the Seller Parties) in respect of the matters covered by this Agreement and the Related Agreement.

(h)                                 The Company Shareholders and their Affiliates will have no claims or rights to contribution or indemnity from the Surviving Corporation with respect to any claims made by the Buyer Parties or amounts paid by any of the Company Shareholders or their Affiliates pursuant to this Section 11.2 of the Merger Agreement.  The Company Shareholders and their Affiliates will have no claims or rights to contribution or indemnity from the officers or directors of the Surviving Corporation with respect to any amounts paid by any of them pursuant to this Section 11.2 if such claims or rights would require the Surviving Corporation to indemnify the directors or officers.

11.3                           Press Release and Announcements.  After the Closing, the Surviving Corporation may issue any press releases, announcements to the employees, customers or suppliers of the Company or any of its Subsidiaries or other releases of information related to this Agreement or the transactions contemplated hereby as it may deem appropriate without the consent of any other party hereto.

11.4                           Expenses.  Except as otherwise provided herein, Parent and Merger Sub shall pay all of their own fees, costs and expenses incurred in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated hereby (it being understood, however, that one-half of all filing and notification fees in connection with the HSR Act have been paid by Parent, and one-half of all filing and notification fees in connection with the HSR Act have been paid by the Company).  The Company Shareholders shall pay all of their own, and (severally in proportion to their Pro Rata Share and not jointly) all of the Company’s and its Subsidiaries’ fees, costs and expenses incurred in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated hereby (collectively, “Company Expenses”).  Any Company

Expenses which are in fact paid by Parent or its Subsidiaries (including the Surviving Corporation) from and after the Closing shall, without duplication, be included in current liabilities for purposes of the calculation of Net Working Capital.

11.5                           Further Assurances.  Each of the Surviving Corporation, the Company Shareholders, Parent and Merger Sub shall, and shall cause their Affiliates to, execute and deliver such further instruments of conveyance and transfer and take such additional action as the Surviving Corporation may reasonably request to effect, consummate, confirm or evidence the Merger.

11.6                           Certain Tax Matters.  The following provisions shall govern the allocation of responsibility as between Parent and the Surviving Corporation, on the one hand, and the Company Shareholders, on the other, for certain Tax matters following the Closing:

(a)                                  The Company Shareholders, severally in proportion to their Pro Rata Share and not jointly, shall indemnify each Buyer Party and save and hold each of them harmless against (i) all Taxes (or the non-payment thereof) of the Company and its Subsidiaries for all Taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), (ii) any and all Taxes of any member of an Affiliated Group of which the Company or any of its Subsidiaries is or was a member on or before the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or foreign law or regulation, and (iii) any and all Taxes of any Person (other than the Company and its Subsidiaries) imposed on the Company or any of its Subsidiaries as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing; provided, however, that in the case of clauses (i), (ii) and (iii) above, the Company Shareholders shall be liable only to the extent that such Taxes are in excess of the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the face of the Closing Statement and taken into account in determining the final purchase price.  Subject to the penultimate sentence of Section 11.2(c) hereof, the Company Shareholders shall reimburse Parent for any Taxes which are the responsibility of the Company Shareholders pursuant to this Section 11.6(a) within ten (10) business days after payment of such Taxes by Parent or the Surviving Corporation.

(b)                                 In the case of any Taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of other Taxes for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction, the numerator of which is the number of days in the Taxable period ending on the Closing Date, and the denominator of which is the number of days in such Straddle Period.

(c)                                  The Surviving Corporation shall prepare or cause to be prepared and file or caused to be filed all Tax Returns for Pre-Closing Tax Periods for the Company and its Subsidiaries which are filed after the Closing Date.  The Surviving Corporation shall permit Shareholders’ Representative a reasonable opportunity to review and comment on each such Tax Return (including any amended Tax Return) prior to filing and shall make such reasonable revisions to such Tax Returns as are reasonably requested by Shareholders’ Representative.

(d)                                 The Surviving Corporation and the Shareholders’ Representative (on behalf of the Company Shareholders) shall cooperate with each other in connection with the filing of any Tax Returns (including any amended Tax Return) and any audit, litigation or other proceeding with respect to Taxes.

(e)                                  All Tax-sharing agreements or similar agreements with respect to or involving the Company and any of its Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, neither Parent, the Surviving Corporation nor any of their Subsidiaries shall be bound thereby or have any liability thereunder.

(f)                                    All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the Company Shareholders when due, and the Company Shareholders shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the Surviving Corporation will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(g)                                 Notwithstanding any other provision hereof to the contrary, if (x) the Company Shareholders provide indemnification under this Section 11.6 in accordance with the provisions of Section 11.2(c), and (y) Fleet National Bank, a national banking association (“Fleet”), may (in the good faith judgment of the Shareholders’ Representative) be liable or responsible for such Tax liability(ies) pursuant to Article IX of the Stock Purchase Agreement, dated as of February 8, 2001, between Fleet and the Company, and joined in for limited purposes, by Endeavour Capital Fund III, L.P., Endeavour Associates Fund III, L.P., and Shawmut Equity Partners, L.P, as amended (the “Fleet Purchase Agreement”), then Parent shall take all such actions as are reasonably necessary to permit the Shareholders’ Representative to (at its option and at the sole expense of the Company Shareholders) pursue, by, on behalf of and in the name of the Surviving Corporation but for the benefit of the Company Shareholders, any claim or remedy that is or may be available to the Surviving Corporation under the 2001 Agreement.

(h)                                 The parties hereto agree that a Tax deduction should arise from the accelerated vesting or disposition of capital stock of the Company and Vested Company Options held by the Persons identified on Schedule 11.6(h) in connection with the transactions contemplated hereby; provided, however, that neither the Company nor the Company Shareholders are providing any representation, warranty or indemnification (including pursuant to Section 8.17, Section 11.2, this Section 11.6 or the Related Agreement) with respect to the availability or timing of any such deduction (including the failure (i) of the Company or the Surviving Corporation to claim any such deduction at any time, or (ii) of the Company to withhold any Taxes required to be withheld with respect to income upon vesting or disposition at any time prior to (1) consummation of the transactions contemplated hereby, or (2) the accelerated vesting or disposition of the capital stock of the Company and Vested Company Options in connection with the consummation of the transactions contemplated hereby).

11.7                           Appointment of Shareholders’ Representative.

(a)                                  Each of the Company Shareholders and the Company (on behalf of the Company Shareholders) hereby designates Endeavour Capital Fund III, L.P., a Delaware limited partnership, as the exclusive representative and agent of the Company Shareholders (“Shareholders’ Representative”) to execute any and all instruments or other documents on behalf of the Company Shareholders, and to do any and all other acts or things on behalf of the Company Shareholders, which Shareholders’ Representative may deem necessary or advisable, or which may be required pursuant to this Agreement, the Related Agreement, the Escrow Agreement or otherwise, in connection with the consummation of the transactions contemplated hereby.  Each of the Company Shareholders and the Company (on behalf of the Company Shareholders) hereby irrevocably appoints, and consents to the designation of Endeavour Capital Fund III, L.P., a Delaware limited partnership, its successor or its designee, to act as such Company Shareholder’s exclusive attorney-in-fact and agent, with full power of substitution, to act in the name, place and stead of such Person with respect to the matters identified herein or arising hereunder, including the power (i) to act for such Person with regard to matters pertaining to indemnification referred to in this Agreement; (ii) to execute and deliver on behalf of such Person all ancillary agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents Shareholders’ Representative deems appropriate in connection with responding to, compromising or settling any claims made pursuant to this Agreement, the Escrow Agreement and the Related Agreement; (iii) to give and receive all notices and communications to be given or received under this Agreement, the Escrow Agreement and the Related Agreement and to receive service of process in connection with any claims under this Agreement, the Escrow Agreement and the Related Agreement; and (iv) to take all other actions which under this Agreement, the Escrow Agreement and the Related Agreement may be taken by Shareholders’ Representative and to do or refrain from doing any further act or deed on behalf of such Person which Shareholders’ Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement, the Escrow Agreement and the Related Agreement as fully and completely as such Person could do if personally present.  The death or incapacity of any such Person shall not terminate the agency and power granted hereby to Shareholders’ Representative.

(b)                                 Parent shall be entitled to deal exclusively with the Shareholders’ Representative on all Company Shareholder matters relating to this Agreement.  A decision, act, consent or instruction of the Shareholders’ Representative constitutes a decision of all the Company Shareholders.  Such decision, act, consent or instruction is final, binding and conclusive upon each Company Shareholder, and Parent may rely upon such decision of the Shareholders’ Representative.

(c)                                  The Shareholders’ Representative shall act for the Company Shareholders hereunder in the manner the Shareholders’ Representative believes to be in the best interest of the Company Shareholders and consistent with its obligations hereunder, but shall have no duties or obligations to the Company Shareholders except as specifically set forth herein.  In acting as representative of the Company Shareholders, the Shareholders’ Representative may rely upon, and shall be protected in acting or refraining from acting upon, an opinion or advice of counsel, certificate of auditors or other certificate, statement, instrument, opinion, report, notice, request, consent, order, arbitrator’s award, appraisal, bond or other paper or documents reasonably believed by the Shareholders’ Representative to be genuine and to have been signed or presented by the proper party or parties.  The Shareholders’ Representative shall not be personally liable to the Company Shareholders for any act done or omitted hereunder as Shareholders’ Representative except in the event of intentional wrongdoing for personal benefit.  The Shareholders’ Representative may consult with counsel and any advice of such counsel shall be full and complete authorization and protection in respect to any action taken or suffered or omitted by it in such capacity in good faith and in accordance with such opinion of counsel.  The Shareholders’ Representative may perform its duties as Shareholders’ Representative either directly or by or through its agents or attorneys, and the Shareholders’ Representative shall not be responsible to the Company Shareholders for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder.

(d)                                 The Shareholders’ Representative shall be entitled to reimbursement from the Shareholder Representative Escrow Account for its expenses incurred in connection with its duties as Shareholders’ Representative.  The Company Shareholders (severally in proportion to their Pro Rata Share and not jointly) shall indemnify, hold harmless and defend the Shareholders’ Representative from and against, and reimburse the Shareholders’ Representative with respect to, any and all Losses reasonably incurred by the Shareholders’ Representative as a result of such Person acting as the Shareholders’ Representative under this Agreement or in connection with such Person’s duties hereunder, provided that the Shareholders’ Representative’s initial recourse for all such claims shall be to the Shareholder Representative Escrow Amount for so long as any of the Shareholder Representative Escrow Amount remains in the Shareholder Representative Escrow Account.

11.8                           Collection of Accounts Receivable.

(a)                                  After the Closing and until the Final Receivables Settlement Date (as defined below), the Surviving Corporation shall in good faith use commercially reasonable efforts to collect the accounts receivable which are reflected in Closing Working Capital on the Closing Statement (net of any allowance for doubtful accounts reflected in Closing Working Capital on the Closing Statement, the “Closing Accounts Receivable”).  Without limiting the foregoing, the Surviving Corporation shall not be deemed to be in good faith using commercially reasonable efforts to collect the Closing Accounts Receivable if it shall forgive, discharge or compromise, in whole or in part, any receivable reflected in Closing Working Capital on the

Closing Statement and the primary purpose for such forgiveness, discharge or compromise, in whole or in part, was not to resolve a bona fide customer dispute with respect to or otherwise resulting from any act or omission by the Company or any of its Subsidiaries prior to the Closing.  If the Surviving Corporation has not collected an amount of receivables in an amount at least equal to the Closing Accounts Receivable by the date that is five business days before the Indemnity Escrow Release Date, then (without regard to whether such non-collection constitutes a breach of a representation or warranty hereunder) Parent and Shareholders’ Representative shall take all such actions as are necessary under the Escrow Agreement to cause the Escrow Agent to release to the Surviving Corporation, in immediately available funds from the Indemnity Escrow Account on or prior to the Indemnity Escrow Release Date, an aggregate amount equal to (the “Accounts Receivable Shortfall Amount”) the amount by which the Closing Accounts Receivable exceeds the amount collected by the Surviving Corporation pursuant to this Section 11.8(a) during the period from the Closing Date through the date that is five business days before the Indemnity Escrow Release Date.  For the avoidance of doubt, any collection of a receivable that was a doubtful account on the Closing Statement or had been written off prior to the Closing will be considered an amount collected by the Surviving Corporation for the purposes of the preceding sentence.  Notwithstanding anything to the contrary in this Section 11.8, in the event that the Surviving Corporation desires to forgive, discharge or compromise, in whole or in part, a receivable reflected in Closing Working Capital on the Closing Statement and, pursuant to the second sentence of this Section 11.8(a), such forgiveness, discharge or compromise would not constitute the good faith use of commercially reasonable efforts to collect the Closing Accounts Receivable, the Surviving Corporation may nonetheless effect such forgiveness, discharge or compromise, in whole or in part, so long as the Surviving Corporation provides the Shareholders’ Representative with prior written notice of such forgiveness, discharge or compromise, which notice shall contain the Surviving Corporation’s written agreement that the amount so forgiven, discharged or compromised shall be considered an amount collected by the Surviving Corporation for the purposes of the third sentence of this Section 11.8(a) (or, with respect to any forgiveness, discharge or compromise occurring during the Subsequent Collection Period (as defined below), an amount collected by the Surviving Corporation for the purposes of Section 11.8(b) below).

(b)                                 If the Accounts Receivable Shortfall Amount is paid to the Surviving Corporation from the Indemnity Escrow Account as contemplated by Section 11.8(a) above, and if the Accounts Receivable Shortfall Amount paid to the Surviving Corporation from the Indemnity Escrow Account is greater than $200,000, then if, during the period (the “Subsequent Collection Period”) beginning on the date that is four business days before the Indemnity Escrow Release Date and ending on the date that is the three year anniversary of the Closing Date (the “Final Receivables Settlement Date”), the Surviving Corporation collects an amount of Closing Accounts Receivable in excess of $200,000, then the Surviving Corporation, no later than the date that is ten business days after the Final Receivables Settlement Date, shall pay to the Shareholders’ Representative (on behalf of the Company Shareholders other than the holders of Vested Company Options in accordance with the Shareholder Distribution Schedule attached hereto) and to the holders of Vested Company Options (subject to applicable withholding laws and obligations), by wire transfer of immediately available funds, an aggregate amount equal to the amount collected by the Surviving Corporation during the Subsequent Collection Period.

(c)                                  Within ten days after the last day of each calendar month, beginning with the first full calendar month following the Closing and ending with the last full calendar month prior to the Indemnity Escrow Release Date, the Surviving Corporation shall provide to the Shareholders’ Representative an accurate and complete aging report identifying all receivables that were reflected in Closing Working Capital on the Closing Statement and that are unpaid as of the last day of such calendar month.

11.9                           Payment of Tax Bonus Payment.  After the Closing (and notwithstanding the provisions of Section 6.1(l)), the Surviving Corporation will pay (or cause to be paid) any portion of the aggregate amount of the Tax Bonus Payment that was not paid to the recipients thereof prior to the Closing.

ARTICLE XII

MISCELLANEOUS

12.1                           Amendment and Waiver.  This Agreement may be amended, and any provision of this Agreement may be waived; provided that any such amendment or waiver will be binding on (x) the Company Shareholders only if such amendment or waiver is set forth in a writing executed by the Shareholders’ Representative, and (y) Parent, Merger Sub and the Surviving Corporation only if such amendment or waiver is set forth in a writing executed by Parent, Merger Sub or the Surviving Corporation, as the case may be.  No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

12.2                           Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when personally delivered or sent by telecopy (with hard copy to follow), (ii) one business day after being sent by reputable overnight express courier (charges prepaid), or (iii) five days following mailing by certified or registered mail, postage prepaid and return receipt requested.  Unless another single address is specified in writing, notices, demands and communications to (x) the Company Shareholders shall be sent to the address indicated for the Shareholders’ Representative (and notices, demands and communications to or from the Shareholders’ Representative will constitute notice to or from the Company Shareholders), and (y) Parent, the Surviving Corporation and the Shareholders’ Representative (in its capacity as Shareholders’ Representative) shall be sent to the addresses indicated below:

Notices to Parent or the Surviving Corporation:

EPIQ Systems, Inc.

501 Kansas Avenue

Kansas City, KS 66105

Attn: President

Telephone:                                  (913) 621-9500

Telecopy:                                         (913) 621-7281

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

200 East Randolph Drive

Chicago, Illinois 60601

Attn:  Richard W. Porter, P.C.

Telephone:                                    (312) 861-2000

Telecopy:                                           (312) 861-2200

Notices to the Shareholders’ Representative:

Endeavour Capital Fund III, L.P.

920 SW Sixth Ave.

Portland, OR 97204

Attn: Leland M. Jones

Telephone: (503) 223-2721

Telecopy: (503) 223-1384

with a copy to (which shall not constitute notice):

Stoel Rives LLP

900 SW Fifth Ave, Suite 2600

Portland, Oregon 97204-1268

Attn: Richard C. Josephson

Telephone: (503) 294-9537

Telecopy: (503) 220-2280

and

Shawmut Equity Partners, L.P.

75 Federal Street, 18th Floor

Boston, MA  02110

Attn: Daniel K. Doyle

Telephone: (617) 368-4900

Telecopy: (617) 368-4910

12.3                           Assignment.  Except as set forth below, this Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party hereto without the prior written consent of the other parties hereto. Notwithstanding anything to the contrary in the immediately preceding sentence, each of Parent and the Surviving Corporation may assign its rights and obligations hereunder, in whole or in part, to any of its Affiliates without the consent of any of the other parties hereto.  In addition, each of Parent and the Surviving Corporation may assign its rights and obligations pursuant to this Agreement in whole or in part, in connection with any disposition or transfer of all or any portion of Parent’s, the Surviving Corporation’s or any of their respective Subsidiaries’ or their respective businesses in any form of transaction without the consent of any of the other parties hereto.  Each of Parent, the Surviving Corporation and their Subsidiaries may assign any or all of its rights pursuant to this Agreement, including its rights to indemnification, to any of their lenders as collateral security.

12.4                           Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

12.5                           Interpretation.  The headings and captions used in this Agreement, in any Schedule or Exhibit hereto, in the table of contents or in any index hereto are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement or any Schedule or Exhibit hereto, and all provisions of this Agreement and the Schedules and Exhibits hereto shall be enforced and construed as if no caption or heading had been used herein or therein.  Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement.  Each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form.  The use of the word “including” herein shall mean “including without limitation.”  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

12.6                           Complete Agreement.  This Agreement (including all of the Schedules and Exhibits attached hereto), the Related Agreement, the Escrow Agreement and each of the Employment Agreements (including Section 7 of each of the Employment Agreements) contain the entire agreement and understanding between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way.

12.7                           Counterparts.  This Agreement may be executed in one or more counterparts (including by means of telecopied signature pages), all of which taken together shall constitute one and the same instrument.

12.8                           Governing Law.  Except as provided in Section 12.11 below, all questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal law of the State of Oregon, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Oregon or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Oregon.

12.9                           Schedules.  Information set forth in any schedule of the Company Disclosure Schedules shall be deemed to have been disclosed only with respect to (a) any representation, warranty or statement in the Agreement qualified by reference to the schedule in question; and (b) any representation, warranty or statement in the Agreement qualified by reference to any other schedule where the information set forth on the face of the schedule in question is set forth with such specificity that a reasonable person would know that such disclosure was applicable to such other schedule.  The fact that any matter or event is disclosed in the Company Disclosure Schedules shall not constitute an admission that such item is required to be so disclosed, nor shall the fact that any matter or event is disclosed in the Company Disclosure Schedules necessarily mean that it is material, whether considered individually or in combination with other matters or events disclosed therein.  No information contained in the Company Disclosure Schedules shall be deemed to be an admission by any party to the Agreement or to any third party of any matter whatsoever, including, without limitation, any violation of law or breach of any agreement.  Except as otherwise limited herein or in the Agreement, all disclosures contained in these Schedules are made as of the date of the Agreement.  Capitalized terms used but not otherwise defined in the Company Disclosure Schedules shall have the meanings set forth in the Agreement.

12.10                     No Third Party Beneficiaries.  Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person other than the parties hereto and their respective permitted successors and assigns any rights or remedies under or by reason of this Agreement.  Notwithstanding the foregoing, certain provisions of this Agreement are intended for the benefit of the Company Shareholders and such provisions may only be enforced by the Shareholders’ Representative (on behalf of the Company Shareholders).

12.11                     Dispute Resolution.

(a)                                  Except as otherwise expressly provided in this Agreement, the parties agree that the arbitration procedure set forth below shall be the sole and exclusive method for resolving and remedying any and all disputes, controversies or claims that arise out of or in connection with, or relate in any manner to, the rights and liabilities of the parties hereunder or any provision of this Agreement or the Related Agreement or the interpretation, enforceability, performance, breach, termination or validity hereof or thereof, including this Section 12.11 relating to the resolution of disputes (the “Disputes”) and questions concerning arbitrability; provided that nothing in this Section 12.11 shall prohibit a party hereto from instituting litigation to enforce any Final Determination (as defined below).  The parties hereby acknowledge and agree that, except as otherwise provided in this Section 12.11 or in the applicable rules for arbitration of business disputes (the “Rules”) promulgated by the Arbitration Service of Portland, Inc. (the “Arbitration Service”) as in effect from time to time, the arbitration procedures and any Final Determination hereunder shall be governed by, and shall be enforced pursuant to, the United States Arbitration Act, 9 U.S.C. §1 et. seq.

(b)                                 Except as provided elsewhere herein, in the event that any party asserts that there exists a Dispute, such party shall deliver a written notice to each other party involved therein specifying the nature of the asserted Dispute and requesting a meeting to attempt to resolve the same.  If no such resolution is reached within ten business days after the delivery of such notice, the party delivering such notice of Dispute (the “Disputing Person”) may thereafter commence arbitration hereunder by delivering to each other party involved therein a notice of arbitration (a “Notice of Arbitration”).  Such Notice of Arbitration shall specify the nature of any Dispute and any other matters required by the Rules as in effect from time to time to be included therein.  The Arbitrator shall permit and facilitate such discovery as the parties shall reasonably request.  Parent and Shareholders’ Representative shall mutually agree upon one arbitrator to resolve any Dispute pursuant to the procedures set forth in this Section 12.11 and the Rules.  If Parent and Shareholders’ Representative cannot mutually agree to an arbitrator within 15 days from receipt of the notice of arbitration, the arbitrator shall be appointed by the Arbitration Service within 15 days of being notified in writing of the Arbitration Service’s need to make such appointment or as soon thereafter as may be practicable.

(c)                                  The fees and expenses of the Arbitration Service and the arbitrator selected pursuant to Section 12.11(b) shall be shared equally by Parent and the Company Shareholders (severally in proportion to their Pro Rata Share and not jointly) and advanced by them from time to time as required; provided that at the conclusion of the arbitration, the arbitrator shall award reasonable costs and expenses (including the costs of the arbitration previously advanced and the reasonable fees and expenses of attorneys, accountants and other experts) and interest at the Applicable Rate to the prevailing party.

(d)                                 The arbitration shall be conducted in Portland, Oregon under the Rules as in effect from time to time.  The parties shall use their reasonable best efforts to cause the arbitrator to conduct the arbitration so that a final result, determination, finding, judgment and/or award (the “Final Determination”) is made or rendered as soon as practicable, but in no event later than 90 business days after the delivery of the Notice of Arbitration nor later than 30 days following completion of the arbitration.  Notwithstanding any Oregon law to the contrary, the Final Determination shall be final and binding on all parties and there shall be no appeal from or reexamination of the Final Determination, except for fraud, perjury, evident partiality or misconduct by an arbitrator prejudicing the rights of any party and to correct manifest clerical errors.

(e)                                  Notwithstanding anything in this Agreement or the Related Agreement to the contrary, nothing in this Section 12.11 shall be construed to impair the right of any Person to seek injunctive or other equitable relief.

*   *   *   *   *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger on the date first written above.

P-D HOLDING CORP.

By:	/s/ Jeffrey B. Baker

Name:	Jeffrey B. Baker

Title:	Chief Executive Officer and Secretary

EPIQ SYSTEMS, INC.

By:	/s/ Christopher E. Olofson

Name:	Christopher E. Olfson
President and Chief Operating Officer

P-D MERGER CORP.

By:	/s/ Christopher E. Olofson

Name:	Christopher E. Olofson

Title:	President and Chief Operating Officer

ENDEAVOUR CAPITAL FUND III, L.P., IN ITS CAPACITY AS SHAREHOLDERS’ REPRESENTATIVE

By: ENDEAVOUR CAPITAL, LLC Its: General Partner

By:	/s/ John von Schlegell

Name:	John von Schlegell

Title:	Member